                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K
                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                        Date of Report: December 20, 2000
                        (Date of earliest event reported)



                             TeleTech Holdings, Inc.
             (Exact name of registrant as specified in its charter)


        Delaware                      0-21055                   84-1291044
(State of Incorporation)      (Commission File Number)      (I.R.S. Employer
                                                            Identification No.)


                    1700 Lincoln Street, Suite 1400, Denver,
                 Colorado 80203 (Address of principal executive
                          offices, including Zip Code)


                         Telephone Number (303) 894-4000
              (Registrant's telephone number, including area code)

Item 5.  Other Events

         On December 20, 2000, TeleTech Holdings, Inc. (the "Company) consummated a business combination with Newgen Results Corporation ("Newgen") in a stock-for-stock exchange. The Company accounted for this business combination as a pooling of interests. The Company hereby files the Selected Financial Data, Management's Discussion and Analysis of Financial Condition and Results of Operation and Supplemental Consolidated Financial Statements, which give effect to the transaction and restate the accounts of the Company to give effect to the pooling of interests. For a complete understanding of the Company's results presented herein, refer to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, to the Forms 10-Q for fiscal year 2000 already on record for the periods ended March 31, 2000, June 30, 2000, and September 30, 2000, and the Current Report on Form 8-K already on record filed on October 30, 2000. The Supplemental Consolidated Financial Statements contained herein will become the historical consolidated financial statements of the Company after financial statements are issued covering the date of consummation of the acquisition of Newgen.

                             SELECTED FINANCIAL DATA

The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Supplemental Consolidated Financial Statements and the related notes appearing elsewhere in this Form 8-K. The following data for the five years ended December 31, 1999 has been derived from audited financial statements after giving retroactive effect to the acquisition of Newgen Results Corporation. The data for the nine months ended September 30, 2000 and 1999 has been derived from unaudited financial statements that reflect, in the opinion of the Company, all adjustments, which include only normal recurring adjustments, necessary for a fair presentation of the financial data for such periods.


                                            NINE MONTHS ENDED
                                              SEPTEMBER 30,                            YEAR ENDED DECEMBER 31,
                                           ------------------------  -------------------------------------------------------------
                                             2000         1999             1999       1998        1997        1996       1995
                                             ----         ----             ----       ----        ----        ----       ----
                                                              (Amounts in thousands, except per share data)
CONSOLIDATED STATEMENT OF INCOME DATA:

   Operating Revenue                        $641,507    $423,434        $604,264    $424,877    $311,097    $182,894    $58,547
   Total operating expenses                  583,614     388,793         554,067     394,497     279,441     163,737     56,593
                                             -------     -------         -------     -------     -------     -------     ------
   Income from operations                     57,893      34,641          50,197      30,380      31,656      19,157      1,954
   Other income (expenses)                    45,905       7,426           7,561          68       1,881       (211)      2,465
                                             -------     -------         -------     -------     -------     -------     ------
   Income before income taxes and
     minority interest                       103,798      42,067          57,758      30,448      33,537      18,946      4,419
     Provision for income taxes               37,609      15,267          20,978      13,344      14,206       9,773      2,992
                                             -------     -------         -------     -------     -------     -------     ------
   Income before minority interest            66,189      26,800          36,780      17,104      19,331       9,173      1,427
     Minority interest                         (925)          --              --          --          --          --         --
                                             -------     -------         -------     -------     -------     -------     ------
   Net Income                                 65,264      26,800          36,780      17,104      19,331       9,173      1,427
   Adjustment for accretion of
     redeemable convertible preferred
     stock                                        --       (487)           (487)     (1,371)       (132)          --         --
                                             -------     -------         -------     -------     -------     -------     ------
   Income applicable to common
     shareholders                            $65,264     $26,313         $36,293     $15,733     $19,199      $9,173     $1,427
                                             -------     -------         -------     -------     -------     -------     ------
                                             -------     -------         -------     -------     -------     -------     ------
   Net Income per common share
     Basic                                     $0.88       $0.38           $0.51       $0.24       $0.30       $0.16      $0.03
     Diluted                                   $0.83       $0.37           $0.49       $0.24       $0.27       $0.15      $0.02


                                                                                         DECEMBER 31,
                                            SEPTEMBER 30,   ----------------------------------------------------------------------
                                                2000              1999         1998         1997         1996         1995
                                                ----              ----         ----         ----         ----         ----
BALANCE SHEET DATA:
     Working capital                              $195,573        $111,849      $68,137     $88,445       $88,995      $11,290
     Total assets                                  527,027         362,579      251,729     207,249       152,503       31,773
     Long-term debt                                 58,119          27,404        7,660      11,001        11,408        3,614
     Redeemable preferred stock                         --              --       16,050      14,679         5,422           --
     Total stockholders' equity                    354,571         253,145      157,931     132,586       104,851        3,591

                    TELETECH HOLDINGS, INC. AND SUBSIDIARIES
   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

RESULTS OF OPERATIONS

         The following table sets forth certain income statement data as a percentage of revenues:


                                                                                 1999       1998       1997
                                                                                 ----       ----       ----
Revenues.....................................................................    100.0%     100.0%     100.0%
Costs of services............................................................    67.2       66.5       65.2
SG&A expenses................................................................    24.5       26.3       24.6
Income from operations.......................................................    8.3        7.2        10.2
Other income  ...............................................................    1.3        0.0         0.6
Provision for income taxes...................................................    3.5        3.1         4.6
Net income   ................................................................    6.1        4.0         6.2

1999 COMPARED TO 1998

REVENUES. Revenues increased $179.4 million, or 42.2%, to $604.3 million in 1999 from $424.9 million in 1998. On a segment basis, outsourced revenue increased 49.3% to $299.4 million in 1999 from $200.5 million in 1998. The increase resulted from $22.3 million in revenues from new clients and $111.9 million in increased revenues from existing clients offset in part by contract expirations and other client reductions. Revenues for 1999 include approximately $94.5 million from facilities management contracts, an increase of 10.2%, as compared with $85.7 million during 1998, resulting from increased number of customer interactions. International outsourced revenues increased 49.7% to $134.4 million in 1999 from $89.8 million in 1998. The increase in international outsourced revenues resulting from the 1999 Argentina acquisitions of Smart Call, S.A. and Connect, S.A. was $6.6 million. The remaining increase resulted primarily from continued expansion in the Company's Mexican and Australian operations. These increases were offset by reductions in revenue in the Company's Canadian operations resulting from the expiration of a client contract. Revenues from database marketing and consulting increased 37.5% to $55.2 million primarily due to increased customers for the Company's RESULTS program. Revenues from corporate activities consist of consulting services, automated customer support, database management, systems integration, Web-based applications and distance-based learning and education. These revenues totaled $20.8 million in 1999, an increase of $12.0 million from $8.8 million in 1998. Approximately $8.4 million of this increase resulted from the Cygnus acquisition in December 1998 and the Pamet acquisition in 1999.

COSTS OF SERVICES. Costs of services increased $123.5 million, or 43.7%, to $406.1 million in 1999 from $282.7 million in 1998. Costs of services as a percentage of revenues increased from 66.5% in 1998 to 67.2% in 1999. This increase in costs of services as a percentage of revenues is primarily the result of reduced margins in two of the Company's facilities management contracts in 1999 and gross margin being favorably impacted by a non-recurring technology sale in 1998. These factors more than offset the costs of services benefit resulting from the decline in the percentage of revenues generated from facilities management programs.

SELLING, GENERAL AND ADMINISTRATIVE. SG&A expenses increased $36.1 million, or 32.3%, to $147.9 million in 1999, from $111.8 million in 1998 primarily resulting from the Company's increased number of customer interaction centers, global expansion and increased investment in technology. SG&A expenses as a percentage of revenues decreased from 26.3% in 1998 to 24.5% in 1999. This decrease is driven by an increase in revenues as a result of improvements in capacity utilization in the second half of 1999 in the Company's outsourced domestic and international customer interaction centers as well as improvements in the Company's database marketing and consulting segment primarily resulting from the leverage obtained by spreading new customer installation costs over a large revenue base.

INCOME FROM OPERATIONS. As a result of the foregoing factors, income from operations increased $19.8 million, or 65.2%, to $50.2 million in 1999 from $30.4 million in 1998. Income from operations as a percentage of revenues increased to 8.3% in 1999 from 7.2% in 1998.

OTHER INCOME (EXPENSE). Other income increased $7.5 million to $7.6 million in 1999 compared to $68,000 in 1998. Included in other income in 1999 is a $6.7 million gain on the settlement of a long-term contract which was terminated by a client in 1996. Included in other income (expense) in 1998 is $1.3 million in business combination expenses relating to the business combinations accounted for under the pooling of interests method. Interest expense increased $1.2 million to $2.8 million in 1999 compared to $1.6 million in 1998. This increase is primarily the result of increased borrowings. Interest income increased $221,000 to $3.4 million in 1999 compared to $3.2 million in 1998. This increase is the result of the increase in short-term investments during 1999.

INCOME TAXES. Taxes on income increased $7.6 million to $21.0 million in 1999 from $13.3 in 1998 primarily due to higher pre-tax income. The Company's effective tax rate was 36.3% in 1999 compared with 43% in 1998. The higher effective tax rate in 1998 was due to a decrease in pre-tax income from an acquisition accounted for under the pooling of interest method.

NET INCOME. As a result of the foregoing factors, net income increased $19.7 million, or 115%, to $36.8 million in 1999 from $17.1 million in 1998. Diluted earnings per share increased from 24 cents in 1998 to 49 cents in 1999. Excluding the one-time business combination expenses in 1998 and the one-time gain in 1999 from the long-term contract settlement, net income in 1999 would have been $32.5 million, compared with net income in 1998 of $17.8 million, an increase of 82.1%. Diluted earnings per share excluding these one-time items would have been 44 cents in 1999 compared to 25 cents in 1998.

1998 COMPARED TO 1997

REVENUES. Revenues increased $113.8 million, or 36.6%, to $424.9 million in 1998 from $311.1 million in 1997. The increase was primarily related to the Company's outsourced and international outsourced segments. The increase in these segments resulted from $56.0 million in revenues from new clients and $81.0 million in increased revenues from existing clients. These increases were offset in part by contract expirations and other client reductions. Client reductions reflect a $35.6 million decline in 1998 revenue from two significant clients. Revenues for 1998 include a $5.0 million sale of technology consulting and call center technology products to an existing client for use in its internal call centers. The Company has not historically sold its technology or significant levels of consulting services as a separate product and only provided such services to clients as part of a long-term outsourcing agreement. Revenues for 1998 include approximately $85.7 million from facilities management contracts as compared with $84.0 million during 1997. Total international revenues represent 21.1% of consolidated revenues during 1998 as compared with 18.0% during 1997. Database marketing and consulting revenues increased 51.8% to $40.1 primarily due to increased RESULTS program customers and a large consulting program for Ford Motor Company.

COSTS OF SERVICES. Costs of services increased $79.8 million, or 39.3%, to $282.7 million in 1998 from $202.9 million in 1997. Costs of services as a percentage of revenues increased from 65.2% in 1997 to 66.5% in 1998. This increase in costs of services as a percentage of revenues is primarily the result of reduced volumes in one of the Company's facilities management contracts. This reduced volume resulted in excess capacity in three customer interaction centers managed by the Company and reduced gross margins on the client program. This resulted in a $4.5 million decrease in operating income from the Company's facilities management business. The increase in costs of services as a percent of revenues relating to this was partially offset by the favorable impact of the technology sale discussed earlier. This sale had significantly lower costs of services as a percentage of revenues when compared with the Company's recurring revenues from outsourcing.

SELLING, GENERAL AND ADMINISTRATIVE. SG&A expenses increased $35.3 million, or 46.1% to $111.8 million in 1998, from $76.5 million in 1997 resulting from the Company's increased number of customer interaction centers, global expansion and increased investment in technology. SG&A expenses as a percentage of revenues increased from 24.6% in 1997 to 26.3% in 1998. This increase is the result of excess capacity in several of the Company's outsourced domestic and international customer interaction centers discussed earlier. In addition, selling expenses increased in the Company's database marketing and consulting segment as a result of the establishment of a marketing department and addition of sales personnel.

INCOME FROM OPERATIONS. As a result of the foregoing factors, income from operations decreased $1.3 million, or 4.0%, to $30.4 million in 1998 from $31.7 million in 1997. Income from operations as a percentage of revenues decreased from 10.2% in 1997 to 7.2% in 1998. Operating income as a percentage of revenues in 1998 has been favorably impacted by approximately 700 basis points resulting from the technology sale discussed earlier. Operating income as a percentage of revenues is not anticipated to significantly improve until the Company increases capacity utilization.

OTHER INCOME (EXPENSE). Other income decreased $1.8 million to $68,000 in 1998 compared to $1.9 million in 1997. Included in other income (expense) in 1998 is $1.3 million in business combination expenses relating to the business combinations accounted for under the pooling of interests method. Interest expense increased $29,000 to $1.7 million in 1998 compared to $1.6 million in 1997. This increase is primarily the result of increased borrowings in the Company's international locations offset by debt reductions in the United States. Interest income decreased $232,000 to $3.2 million in 1998 compared to $3.4 million in 1997. This decrease is the result of the decrease in short-term investments during 1998.

INCOME TAXES. Taxes on income decreased $862,000 to $13.3 million in 1998 from $14.2 in 1997 primarily due to lower pre-tax income. The Company's effective tax rate was 43% in 1998 and 1997. The effective tax rate was higher than the U.S. Federal Statutory rate due primarily to higher taxes on the Company's operations in Canada offset by increases in state income tax credits received from certain states for employment incentives.

NET INCOME. As a result of the foregoing factors, net income decreased $2.2 million, or 11.5%, to $17.1 million in 1998 from $19.3 million in 1997. Diluted earnings per share decreased from 27 cents in 1997 to 24 cents in 1998. Excluding the one-time business combination expenses, net income in 1998 would have been $17.8 million, and diluted earnings per share would have been 25 cents.

LIQUIDITY AND CAPITAL RESOURCES

     Cash provided by operating activities was $64.3 million in 1999 as compared to $23.1 million in 1998. Cash provided by operating activities consists of $71.2 million of total net income before depreciation and amortization, bad debt, deferred income taxes, tax benefit from exercise of stock options and loss on disposal of assets offset in part by $7.2 million of changes in working capital.

     The amount of cash used by the Company in investing activities was $102.9 million in 1999. During 1999, the Company's capital expenditures (exclusive of $2.9 million in assets acquired under capital leases) were $60.4 million, and the Company used $18.1 million in cash for the Pamet, Smart Call, Connect, and other acquisitions. The Company also invested $2.5 million in a customer relationship management software company. These expenditures were offset in part by the increase of $21.9 million in short-term investments. Cash used in investing activities was $21.5 million for 1998, resulting primarily from $39.6 million in capital expenditures, $2.3 million for acquisitions and $10.9 million for contract acquisition costs offset by reductions in the Company's short-term investments.

     Historically, capital expenditures have been, and future capital expenditures are anticipated to be, primarily for the development of customer interaction centers, as well as expansion of the Company's customer management consulting, technology deployment and systems integration, Web-based education platforms, Internet customer relationship management and customer-centric marketing solutions. The Company currently expects total capital expenditures in 2000 to be approximately $70 million to $90 million, excluding any capital expenditures for the joint venture with Ford Motor Company ("Percepta"), which the Company anticipates to be $10 million to $15 million in 2000. The Company expects its capital expenditures will be used primarily to open up five or six new shared customer interaction centers during 2000. The level of capital expenditures incurred in 2000 will be dependent upon new client contracts obtained by the Company and the corresponding need for additional capacity. In addition, if the Company's future growth is generated through facilities management contracts, the anticipated level of capital expenditures could be reduced significantly.

     Cash provided by financing activities in 1999 was $50.9 million. This primarily resulted from an increase in borrowings against the revolving line of credit and long-term notes payable offset by capital lease and long-term debt payments. Additional proceeds from financing activities were generated by issuances of stock and the exercise of stock options. In 1998, cash used in financing activities of $3.3 million resulted from payments under capital lease obligations and long-term debt offset by the exercise of stock options.

     In November 1998, the Company obtained a three-year, $50 million, unsecured revolving line of credit with a syndicate of five banks. The Company also has the option to secure at any time up to $25 million of the line with available cash investments. The Company has two interest rate options: an offshore rate option or a bank base rate option. The Company will pay interest at a spread of 50 to 150 basis points over the applicable offshore or bank base rate, depending upon the Company's leverage. Interest on the secured portion is based on the applicable rate plus 22.5 basis points. The Company had $18 million in borrowings under the line of credit at December 31, 1999. The Company recently expanded its credit facility to $75 million.

     The Company believes that existing cash and short-term investments together with stock option exercises and the related tax benefit and available borrowings under its line of credit will be sufficient to finance the Company's current operations, planned capital expenditures and anticipated growth through 2001. However, if the Company were to make any significant acquisitions for cash, it may be necessary for the Company to obtain additional debt or equity financing. From time to time, the Company engages in discussions regarding restructuring, dispositions, acquisitions and other similar transactions. Any such transaction could include, among other things, the transfer, sale or acquisition of significant assets, businesses or interests, including joint ventures, or the incurrence, assumption or refinancing of indebtedness, and could be material to the financial condition and results of operations of the Company. There is no assurance that any such discussions will result in the consummation of any such transaction.


   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
     OPERATIONS FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2000 AND 1999


NINE MONTH PERIOD ENDED SEPTEMBER 30, 2000 COMPARED TO SEPTEMBER 30, 1999

REVENUES. Revenues increased $218.1 million or 51.5% to $641.5 million for the nine months ended September 30, 2000 from $423.4 million for the nine months ended September 30, 1999. Outsourced revenues increased $65.5 million, resulting from growth in new and existing client relationships. Revenues for the nine months ended September 30, 2000 include approximately $85.8 million from facilities management contracts as compared with $64.3 million for the nine months ended September 30, 1999. This increase is a result of significantly increased call volumes from one of the Company's facility management clients. International outsourced revenues increased $120.5 million. This is due to significant increases in Canada as a result of the commencement of operations of Percepta, and an increasing number of United States clients utilizing the company's Canadian locations. In addition, revenues in Latin America grew by $32.4 million as a result of acquisitions in the first and fourth quarter of 1999. Additionally, revenues in Spain increased by $16.7 million.

COSTS OF SERVICES. Costs of services increased $133.5 million, or 47.5%, to $414.5 million for the nine months ended September 30, 2000 from $281.0 million for the nine months ended September 30, 1999. Costs of services as a percentage of revenues decreased from 66.4% for the nine months ended September 30, 1999 to 64.6% for the nine months ended September 30, 2000. The decrease in the costs of services as a percentage of revenues is a result of strong growth in revenues from both new and existing clients and increased operating efficiencies.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $61.3 million, or 56.9% to $169.1 million for the nine months ended September 30, 2000 from $107.7 million for the nine months ended September 30, 1999. Selling, general and administrative expenses as a percentage of revenues increased from 25.4% for the nine months ended September 30, 1999 to 26.4% for the nine months ended September 30, 2000 primarily as a result of increased investment in the Company's enhansiv subsidiary.

INCOME FROM OPERATIONS. As a result of the foregoing factors, income from operations increased $23.3 million or 67.1%, to $57.9 million for the nine months ended September 30, 2000 from $34.6 million for the nine months ended September 30, 1999. Operating income as a percentage of revenues increased from 8.2% for the nine months ended September 30, 1999 to 9.0% for the nine months ended September 30, 2000. Income from operations, exclusive of the one-time impact of the closure of the Pamet River subsidiary, increased $26.7 million or 77%, to $61.3 million for the nine months ended September 30, 2000. Operating income as a percentage of revenues, exclusive of the one-time impact of the closure of the Pamet River subsidiary, increased to 9.6% for the nine months ended September 30, 2000.

OTHER INCOME (EXPENSE). Other income totaled $45.9 million for the nine months ended September 30, 2000 compared with other income of $7.4 during the nine months ended September 30, 1999. Included in other income for the nine months ended September 30, 2000 is a one-time gain of $44.9 million on the sale of securities. Included in other income for the nine months ended September 30, 1999 is a one-time gain of $6.7 million on the settlement of a long-term contract. Interest expense increased $1.6 million to $3.6 million for the nine months ended September 30, 2000 compared to $2.0 for the nine months ended September 30, 1999. This increase is primarily the result of increased borrowings.

NET INCOME. As a result of the foregoing factors, net income increased $38.5 or 143.5%, to $65.3 million for the nine months ended September 30, 2000 from $26.8 million for the nine months ended September 30, 1999. Net income for the nine months ended September 30, 2000 was $37.6 million, exclusive of a net one-time gain from the sale of a portion of an equity investment. Net income for the nine months ended September 30, 1999 was $22.5 million, exclusive of a net one-time gain on the settlement of a contract.

LIQUIDITY AND CAPITAL RESOURCES

     As of September 30, 2000 the Company had cash and cash equivalents of $35.7 million, short-term investments of $47.9 million and an investment in available-for-sale securities of $28.6 million. Cash provided by operating activities was $85,000 for the nine months ended September 30, 2000 as compared to $46.5 million for the nine months ended September 30, 1999. The decrease in cash provided by operating activities primarily resulted from increased accounts receivable due to slow paying customers.

     Cash used in investing activities was $30.4 million for the nine months ended September 30, 2000, as compared to $59.5 million for the nine months ended September 30, 1999. The increase resulted primarily from $50.6 million proceeds from sale of available-for-sale securities, $6.5 million increase in short-term investments, $5.1 million in capital contribution from a minority interest partner, offset by $81.5 million toward the purchase of property and equipment and $8.0 million towards an investment in a customer relationship management software company.

     Cash provided by financing activities was $47.3 million for the nine months ended September 30, 2000, as compared to $50.0 million for the nine months ended September 30, 1999. Cash provided by financing activities resulted primarily from the increase in borrowings of $37.0 million and $10.4 million from stock option exercises.

     During the first quarter of 2000, the Company completed an amendment to its unsecured revolving line of credit with a syndicate of four banks. The amendment increased the line of credit to $75.0 million from $50.0 million. The Company has the option to secure at any time up to $25.0 million of the line with available cash investments. The Company has two interest rate options: an offshore rate option or a bank base rate option. The Company will pay interest at a spread of 50 to 150 basis points over the applicable offshore or bank base rate, depending upon the Company's leverage. Interest on the secured portion is based on the applicable rate plus 22.5 basis points. Borrowings under this agreement totaled $43.0 million at September 30, 2000 of which $20.0 million was secured at the Company's option with temporary short term investments disclosed on the balance sheet. Interest rates under these borrowings ranged from 6.7% to 9.5% at September 30, 2000. Under this line of credit, the Company has agreed to maintain certain financial ratios and capital expenditure limits.

     The Company currently expects total capital expenditures in 2000 to be approximately $105 to $115 million of which $81.5 million was expended in the first nine months. The Company believes that existing cash on hand and available borrowings under the line of credit together with cash from operations and proceeds from the sale of E.piphany common stock will be sufficient to finance the Company's operations, planned capital expenditures and anticipated growth through 2001.

FORWARD LOOKING STATEMENTS

All statements not based on historical fact are forward-looking statements that involve substantial risks and uncertainties. In accordance with the Private Securities Litigation Reform Act of 1995, following are important factors that could cause the Company's actual results to differ materially from those expressed or implied by such forward-looking statements: lower than anticipated customer interaction center capacity utilization; the loss or delay in implementation of a customer management program; the Company's ability to build-out facilities in a timely and economic manner; greater than anticipated competition from new entrants into the customer care market, causing increased price competition or loss of clients; the loss of one or more significant clients; higher than anticipated start-up costs associated with new business opportunities; the Company's ability to predict the potential volume or profitability of any future technology or consulting sales; the Company's agreements with clients may be canceled on relatively short notice; and the Company's ability to generate a specific level of revenue is dependent upon customer interest in and use of the Company's clients' products and services. Readers are encouraged to review the Company's 1999 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q for the first, second and third quarters of 2000, which describe other important factors that may impact the Company's business, results of operations and financial condition. However, these factors should not be construed as an exhaustive list. The Company cannot always predict which factors could cause actual results to differ materially from those in its forward-looking statements. In light of these risks and uncertainties the forward-looking statements might not occur. The Company assumes no obligation to update its forward-looking statements to reflect actual results or changes in factors affecting such forward-looking statements.

                          INDEX TO FINANCIAL STATEMENTS
                             TELETECH HOLDINGS, INC.


                                                                                                                           PAGE
                                                                                                                           ----
Report of Independent Public Accountants..................................................................................     11
Supplemental Consolidated Balance Sheets as of December 31, 1999 and 1998.................................................     12
Supplemental Consolidated Statements of Income for the Years Ended December 31, 1999, 1998 and 1997.......................     13
Supplemental Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 1999, 1998 and 1997.........     14
Supplemental Consolidated Statements of Cash Flows for the Years Ended December 31, 1999, 1998 and 1997...................  15-16
Notes to Supplemental Consolidated Financial Statements for the Years Ended December 31, 1999, 1998 and 1997..............  17-31

Unaudited Supplemental Condensed Consolidated Balance Sheets as of September 30, 2000                                          32
Unaudited Supplemental Condensed Consolidated Statements of Income for the nine-month periods ended September 30, 2000 and
   1999,                                                                                                                       33
Unaudited Supplemental Consolidated Statements of Cash Flows for the nine-month periods ended September 30, 2000 and 1999,     34
Notes to the Unaudited Supplemental Condensed Consolidated Financial Statements...........................................  35-40

         REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To TeleTech Holdings, Inc.:

         We have audited the accompanying supplemental consolidated balance sheets of TELETECH HOLDINGS, INC. (a Delaware corporation) and subsidiaries as of December 31, 1999 and 1998, and the related supplemental consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. The supplemental consolidated statements give retroactive effect to the acquisition of Newgen Results Corporation on December 20, 2000, which has been accounted for as a pooling of interest, as described in Note 16. These supplemental financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of TeleTech Holdings, Inc. and subsidiaries as of December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, after giving retroactive effect to the acquisition of Newgen Results Corporation, as described in Note 16 in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Denver, Colorado
February 14, 2000 (except for the matters discussed in Note 16, as to which the dates are August 31, 2000 and December 20, 2000)

                    TELETECH HOLDINGS, INC. AND SUBSIDIARIES
                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)


                                                                                                               DECEMBER 31,
                                                                                                               ------------
                                                                                                            1999          1998
                                                                                                            ----          ----
                                                               ASSETS
CURRENT ASSETS:

   Cash and cash equivalents...........................................................................    $22,077      $10,283
   Short-term investments..............................................................................     59,039       37,107
   Accounts receivable, net of allowance for doubtful accounts of $4,270 and $3,199, respectively......    101,450       82,824
   Prepaids and other assets...........................................................................      6,334        3,188
   Deferred tax asset..................................................................................      4,889        3,855
                                                                                                          --------     --------

      Total current assets.............................................................................    193,789      137,257
                                                                                                          --------     --------

PROPERTY AND EQUIPMENT, net of accumulated depreciation of $70,823 and $41,800 respectively............    117,363       81,918
                                                                                                          --------     --------

OTHER ASSETS:
   Long-term accounts receivable.......................................................................      3,930        4,274
   Goodwill, net of accumulated amortization of $3,210 and $1,599, respectively........................     32,077       15,022
   Contract acquisition cost, net of accumulated amortization of $1,614 and $0, respectively...........      9,286       10,900
   Deferred tax asset..................................................................................        550           --
   Other assets........................................................................................      5,584        2,358
                                                                                                          --------     --------

      Total assets.....................................................................................   $362,579     $251,729
                                                                                                          --------     --------
                                                                                                          --------     --------

                                                LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
   Current portion of long-term debt and capital lease obligations.....................................     $6,759      $10,098
   Bank overdraft......................................................................................      1,323          778
   Accounts payable....................................................................................     16,822       15,447
   Accrued employee compensation.......................................................................     29,093       19,533
   Accrued income taxes................................................................................      4,397        6,093
   Other accrued expenses..............................................................................     19,035       13,367
   Customer advances, deposits and deferred income.....................................................      4,510        3,803
                                                                                                          --------     --------
      Total current liabilities........................................................................     81,939       69,119
                                                                                                          --------     --------
DEFERRED TAX LIABILITIES...............................................................................         --          835
LONG-TERM DEBT, net of current portion:
   Capital lease obligations...........................................................................      3,755        5,148
   Revolving line-of-credit............................................................................     18,000           --
   Other debt..........................................................................................      5,649        2,512
   Deferred rent.......................................................................................         91          134
                                                                                                          --------     --------
      Total liabilities................................................................................    109,434       77,748
                                                                                                          --------     --------

COMMITMENTS AND CONTINGENCIES (Note 8)

REDEEMABLE PREFERRED STOCK, no par value, 2,000,000 and 3,500,000 shares authorized Series A convertible, 0 and 1,250,137 shares issued and outstanding, respectively (aggregate
      liquidation preference of $9,386,229 at December 31, 1998), stated at............................         --        5,925
   Series B convertible, 0 and 2,158,604  shares issued and outstanding, respectively (aggregate
      liquidation preference of $15,876,412 at December 31, 1998), stated at...........................         --       10,125

STOCKHOLDERS' EQUITY:
   Common stock; $.01 par value; 150,000,000 shares authorized; 73,113,938 and 67,047,656 shares,
      respectively, issued and outstanding.............................................................        731          670
   Additional paid-in capital..........................................................................    174,299      117,465
   Deferred compensation...............................................................................    (1,104)      (1,394)
   Notes receivable from stockholders..................................................................       (56)           --
   Accumulated other comprehensive loss................................................................    (1,398)      (1,200)
   Retained earnings...................................................................................     80,673       42,390
                                                                                                          --------     --------
      Total stockholders' equity.......................................................................    253,145      157,931
                                                                                                          --------     --------
      Total liabilities and stockholders' equity.......................................................   $362,579     $251,729
                                                                                                          --------     --------
                                                                                                          --------     --------

              The accompanying notes are an integral part of these
                          consolidated balance sheets.

                    TELETECH HOLDINGS, INC. AND SUBSIDIARIES
                 SUPPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                 (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                                                                          1999          1998          1997
                                                                                          ----          ----          ----
REVENUES............................................................................    $604,264      $424,877      $311,097

OPERATING EXPENSES:
   Costs of services................................................................     406,149       282,689       202,906
   Selling, general and administrative expenses.....................................     147,918       111,808        76,535
                                                                                         -------       -------       -------
      Total operating expenses......................................................     554,067       394,497       279,441
                                                                                         -------       -------       -------
INCOME FROM OPERATIONS..............................................................      50,197        30,380        31,656
                                                                                         -------       -------       -------
OTHER INCOME (EXPENSE):
   Interest expense.................................................................     (2,849)       (1,658)       (1,629)
   Interest income..................................................................       3,438         3,217         3,449
   Equity in income of affiliate....................................................          --            70           302
   Business combination expenses....................................................          --       (1,321)            --
   Gain on settlement of long-term contract.........................................       6,726            --            --
   Other  ..........................................................................         246         (240)         (241)
                                                                                         -------       -------       -------
                                                                                           7,561            68         1,881
                                                                                         -------       -------       -------
INCOME BEFORE INCOME TAXES..........................................................      57,758        30,448        33,537
   Provision for income taxes.......................................................      20,978        13,344        14,206
                                                                                         -------       -------       -------
NET INCOME..........................................................................      36,780        17,104        19,331
   Adjustment for accretion of redeemable convertible preferred stock...............       (487)       (1,371)         (132)
                                                                                         -------       -------       -------
          Net income applicable to common stockholders..............................     $36,293       $15,733       $19,199
                                                                                         -------       -------       -------
                                                                                         -------       -------       -------

WEIGHTED AVERAGE SHARES OUTSTANDING
   Basic  ..........................................................................      70,557        66,228        64,713

   Diluted  ........................................................................      74,462        71,781        70,969


NET INCOME PER SHARE
   Basic   .........................................................................       $0.51         $0.24         $0.30

   Diluted  ........................................................................       $0.49         $0.24         $0.27



              The accompanying notes are an integral part of these
                       consolidated financial statements.

                    TELETECH HOLDINGS, INC. AND SUBSIDIARIES
          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                             (AMOUNTS IN THOUSANDS)


                                                                            ACCUMULATED                   NOTES
                                                                ADDITIONAL     OTHER                   RECEIVABLE
                                                                 PAID-IN   COMPREHENSIVE   DEFERRED       FROM
                              SHARES  AMOUNT   SHARES   AMOUNT   CAPITAL      INCOME     COMPENSATION STOCKHOLDERS
                              ------  ------   ------   ------   -------      ------     -------------------------
                              TREASURY STOCK    COMMON STOCK
                              --------------    ------------

BALANCES, January 1, 1997          99  $(988)   63,434     $635    $97,739           $98           $-            $-
  Employee stock purchase
      plan                          -       -       28        -        440             -            -             -
  Acquisition of TMI                -       -      100        1      1,797             -            -             -
  Translation adjustments           -       -        -        -          -         (872)            -             -
  Compensation expense on
    restricted stock                -       -        -        -          -             -            -             -
  Exercise of stock options         -       -      470        5      5,072             -            -             -
  Issuance of common stock          -       -    1,508       15      2,648             -            -             -
  Accretion of redeemable
    preferred stock                 -       -        -        -          -             -            -             -
  Deferred compensation
    related to options
    granted                         -       -        -        -        901             -        (901)             -
  Net income                        -       -        -        -          -             -            -             -
  Comprehensive income              -       -        -        -          -             -            -             -

  Distribution to
    stockholder
                             ---------------------------------------------------------------------------------------


BALANCES, December 31, 1997        99   (988)   65,540      656    108,597         (774)        (901)             -
  Employee stock purchase
      plan                          -       -       28        -        334             -            -             -
  Acquisition of
      Intellisystems             (99)     988      245        2      2,089             -            -             -
  Acquisition of Cygnus             -       -      325        3      2,658             -            -             -
  Combination with Outsource        -       -      606        6          -             -            -             -
  Translation adjustment            -       -        -        -          -         (426)            -             -
  Brokerage fee on EDM
      combination                   -       -       42        -        485             -            -             -
  Year-end change for EDM           -       -        -        -          -             -            -             -
  Exercise of stock options         -       -      249        3      1,457             -            -             -
  Issuances of common stock         -       -       13        -      1,096             -            -             -
  Compensation expense on
      restricted stock              -       -        -        -          -             -            -             -
  Accretion of redeemable
    preferred stock                 -       -        -        -          -             -            -             -
  Deferred compensation
    related to options
    granted                         -       -        -        -        749             -        (749)             -
  Amortization of deferred
    compensation                    -       -        -        -          -             -          256             -
  Net income                        -       -        -        -          -             -            -             -


  Comprehensive income              -       -        -        -          -             -            -             -

                             ---------------------------------------------------------------------------------------


BALANCES, December 31, 1998         -       -   67,048      670    117,465       (1,200)      (1,394)             -
  Employee stock purchase
      plan                          -       -        -        -        131             -            -             -
  Acquisition of Pamet              -       -      286        3      1,750             -            -             -
  Translation adjustments           -       -        -        -          -         (201)            -             -
  Exercise of stock options         -       -      850        8      8,237             -            -          (56)
  Exercise of stock warrants        -       -       23        -          6             -            -             -
  Accretion of redeemable
    preferred stock                 -       -        -        -          -             -            -             -
  Issuances of common stock         -       -    2,179       22     32,083             -            -             -
  Conversion of preferred
      stock                         -       -    2,727       28     14,515             -            -             -
  Deferred compensation
    related to options
    granted                         -       -        -        -        112             -        (112)             -
  Amortization of deferred
    compensation                    -       -        -        -          -             -          402             -
  Unrealized gains from
    short-term investments          -       -        -        -          -             3            -             -
   Net income                       -       -        -        -          -             -            -             -


Comprehensive income                -       -        -        -          -             -            -             -




BALANCES, December 31, 1999         -      $-   73,113     $731   $174,299      $(1,398)     $(1,104)         $(56)
                             ---------------------------------------------------------------------------------------
                             ---------------------------------------------------------------------------------------


                                                  UNEARNED
                                                COMPENSATION                               TOTAL
                                                 RESTRICTED   RETAINED   COMPREHENSIVE   STOCKHOLDERS'
                                                   STOCK      EARNINGS      INCOME          EQUITY
                                                ------------  --------   -------------   -------------
BALANCES, January 1, 1997                             $(254)    $7,621            $-      $104,851
  Employee stock purchase plan                             -         -             -           440
  Acquisition of TMI                                       -         -             -         1,798
  Translation adjustments                                  -         -         (872)         (872)
  Compensation expense on
    restricted stock                                     127         -             -           127
  Exercise of stock options                                -         -             -         5,077
  Issuance of common stock                                 -         -             -         2,663
  Accretion of redeemable
    preferred stock                                        -     (132)             -         (132)
  Deferred compensation
    related to options
    granted                                                -         -             -             -
  Net income                                               -    19,331        19,331        19,331
                                                                         -----------
  Comprehensive income                                     -         -       $18,459             -
                                                                         -----------
                                                                         -----------

  Distribution to
    stockholder                                                  (697)                       (697)
                             -----------------------------------------------------------------------------


BALANCES, December 31, 1997                            (127)    26,123             -       132,586
  Employee stock purchase                                            -
      plan                                                 -                       -           334
  Acquisition of
      Intellisystems                                       -         -             -         3,079
  Acquisition of Cygnus                                    -         -             -         2,661
  Combination with Outsource                               -       804             -           810
  Translation adjustment                                   -         -         (426)         (426)
  Brokerage fee on EDM
      combination                                          -         -             -           485
  Year-end change for EDM                                  -     (270)             -         (270)
  Exercise of stock options                                -         -             -         1,460
  Issuances of common stock                                -         -             -         1,096
  Compensation expense on
      restricted stock                                   127         -             -           127
  Accretion of redeemable
    preferred stock                                        -   (1,371)             -       (1,371)
  Deferred compensation
    related to options
    granted                                                -         -             -             -
  Amortization of deferred
    compensation                                           -         -             -           256
  Net income                                               -    17,104        17,104        17,104
                                                                         -----------

  Comprehensive income                                     -         -       $16,678             -
                                                                         -----------
                                                                         -----------

                             -----------------------------------------------------------------------------


BALANCES, December 31, 1998                                -    42,390             -       157,931
  Employee stock purchase
      plan                                                 -         -             -           131
  Acquisition of Pamet                                     -         -             -         1,753
  Translation adjustments                                  -         -         (201)         (201)
  Exercise of stock options                                -         -             -         8,189
  Exercise of stock warrants                               -         -             -             6
  Accretion of redeemable
    preferred stock                                        -     (487)             -         (487)
  Issuances of common stock                                -         -             -        32,105
  Conversion of preferred
      stock                                                -     1,990             -        16,533
  Deferred compensation
    related to options
    granted                                                -         -             -             -
  Amortization of deferred
    compensation                                           -         -             -           402
  Unrealized gains from
    short-term investments                                 -         -             3             3
   Net income                                              -    36,780        36,780        36,780
                                                                         -----------

Comprehensive income                                       -         -       $36,582
                                                                         -----------
                                                                         -----------


BALANCES, December 31, 1999                               $-   $80,673                    $253,145
                             -----------------------------------------------------------------------------
                             -----------------------------------------------------------------------------


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                    TELETECH HOLDINGS, INC. AND SUBSIDIARIES
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                             (AMOUNTS IN THOUSANDS)


                                                                                            1999           1998          1997
                                                                                            ----           ----          ----
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income.........................................................................    $ 36,780       $ 17,104      $ 19,331
   Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization...................................................      32,661         20,856        12,272
      Allowance for doubtful accounts.................................................         904            705           865
      Deferred rent...................................................................        (44)             25            26
      Amortization of deferred compensation...........................................         402            256            --
      Deferred income taxes...........................................................     (2,620)        (1,235)       (1,169)
      Equity in income of affiliate...................................................          --           (70)         (302)
      Deferred compensation expense...................................................          --            127           127
      Business combination expenses paid in stock.....................................          --            485            --
      Loss on disposal of assets.......................................................        509             --            --
      Tax benefit from stock option exercises..........................................      2,923            452         3,160
      Changes in assets and liabilities:
        Accounts receivable...........................................................    (17,340)       (32,579)      (17,651)
        Prepaids and other assets.....................................................     (1,235)            159         (775)
        Accounts payable and accrued expenses.........................................      11,654         14,761        13,265
        Customer advances, deposits and deferred income...............................       (281)          2,030           455
                                                                                         ---------       --------      --------
             Net cash provided by operating activities................................      64,313         23,076        29,604
                                                                                         ---------       --------      --------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment.................................................    (60,446)       (39,624)      (35,410)
   Acquisitions, net of cash acquired.................................................    (20,599)        (2,308)       (2,440)
   Contract acquisition costs.........................................................          --       (10,900)            --
   Proceeds from sale of interest in Access 24 UK Limited.............................          --            981            --
   Temporary deposit..................................................................          --             --         3,000
   Changes in accounts payable and accrued liabilities related to investing activities         105        (2,127)         (191)
   Decrease (increase) in short-term investments......................................    (21,932)         32,527         2,841
                                                                                         ---------       --------      --------
             Net cash used in investing activities....................................   (102,872)       (21,451)      (32,200)
                                                                                         ---------       --------      --------

              The accompanying notes are an integral part of these
                       consolidated financial statements.


                                                                                 1999        1998        1997
                                                                                 ----        ----        ----
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase (decrease) in bank overdraft.................................       545       (316)         745
   Net increase (decrease) in short-term borrowings..........................   (1,887)          30          53
   Net increase (decrease) on lines-of-credit................................    18,200         593     (1,300)
   Increase in restricted cash...............................................        --          --         566
   Payments on long-term debt................................................   (1,692)     (1,126)       (216)
   Proceeds from long-term debt borrowings...................................     5,000       3,227         593
   Payments under capital lease obligations..................................   (6,403)     (8,201)     (5,247)
   Proceeds from common stock issuances......................................    32,101       1,514      12,365
   Proceeds from exercise of stock options...................................     5,272       1,008       1,917
   Payments under subordinated notes payable to stockholder..................        --          --          29
   Distributions to stockholder..............................................        --          --       (678)
                                                                               --------    --------    --------
        Net cash provided by (used in) financing activities..................    50,936     (3,271)       8,827
                                                                               --------    --------    --------
Effect of exchange rate changes on cash......................................     (583)       (178)          87

NET INCREASE IN CASH AND CASH EQUIVALENTS....................................    11,794     (1,824)       6,318
CASH AND CASH EQUIVALENTS, beginning of period...............................    10,283      12,107       5,789
                                                                               --------    --------    --------
CASH AND CASH EQUIVALENTS, end of period.....................................  $ 22,077    $ 10,283    $ 12,107
                                                                               --------    --------    --------
                                                                               --------    --------    --------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

   Cash paid for interest....................................................  $  2,859    $  1,657    $  1,749

   Cash paid for income taxes................................................  $ 23,647    $ 11,202    $ 12,272


SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

   Assets acquired through capital leases....................................  $  3,844    $  5,175    $  5,891

   Stock issued in purchase of TMI...........................................  $     --    $     --    $  1,798

   Stock issued in purchase of Intellisystems................................  $     --    $  3,079    $    132

   Stock issued in pooling of EDM (brokerage fee)............................  $     --    $    485    $     --

   Stock issued in purchase of Cygnus........................................  $     --    $  2,661    $     --

   Stock issued in purchase of Pamet.........................................  $  1,753    $     --    $     --

   Accretion of redeemable preferred stock...................................  $    487    $  1,371    $     --

   Conversion of preferred stock.............................................  $ 16,537    $     --    $     --


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                    TELETECH HOLDINGS, INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

TeleTech Holdings, Inc. (THI or the Company) is a provider of outsourced customer management solutions for large and multinational companies in the United States, Australia, Brazil, Canada, Mexico, New Zealand, Singapore, Spain and the United Kingdom. Customer management encompasses a wide range of customer acquisition, retention and satisfaction programs designed to maximize the lifetime value of the relationship between the Company's clients and their customers.

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

         The supplemental consolidated financial statements are composed of the accounts of THI and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

         As more fully discussed in Note 16, during August and December 2000, the Company entered into business combinations with Contact Center Holdings, S.L. (CCH) and Newgen Results Corporation (Newgen), respectively. The business combinations have been accounted for as poolings of interest, and the historical consolidated financial statements of the Company for all years prior to the business combination have been restated in the accompanying consolidated financial statements to include the financial position, results of operations and cash flows of CCH and Newgen.

         The consolidated financial statements of the Company include reclassifications made to conform the financial statement presentation of CCH and Newgen to that of the Company.

FOREIGN CURRENCY TRANSLATION

         The assets and liabilities of the Company's foreign subsidiaries, whose functional currency is other than the U.S. dollar, are translated at the exchange rates in effect on the reporting date, and income and expenses are translated at the weighted average exchange rate during the period. The net effect of translation gains and losses is not included in determining net income, but is accumulated as a separate component of stockholders' equity. During 1998, the net effect of translation gains on the Company's Mexican subsidiary was included in determining net income, as Mexico was considered a highly inflationary economy. Foreign currency transaction gains and losses are included in determining net income. Such gains and losses were not material for any period presented. In 1999, the Mexican economy was no longer considered highly inflationary, and therefore translation gains and losses were included as a component of stockholders' equity.

PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost less accumulated depreciation. Additions, improvements and major renewals are capitalized. Maintenance, repairs and minor renewals are expensed as incurred. Amounts paid for software licenses and third-party packaged software are capitalized.

Depreciation is computed on the straight-line method based on the estimated useful lives of the assets, as follows:


Buildings......................................................        27.5 years
Computer equipment and software................................         4-5 years
Telephone equipment............................................         4-5 years
Furniture and fixtures.........................................         4-5 years
Leasehold improvements.........................................        5-10 years

         Assets acquired under capital lease obligations are amortized over the life of the applicable lease of four to seven years (or the estimated useful lives of the assets, of four to seven years, where title to the leased assets passes to the Company upon termination of the lease).

REVENUE RECOGNITION

         The Company recognizes revenues at the time services are performed. The Company has certain contracts that are billed in advance. Accordingly, amounts billed but not earned under these contracts are excluded from revenues and included in deferred income.

         The Company maintains ongoing training programs for its employees. The cost of this training is expensed as incurred. In addition, certain contracts require clients to reimburse the Company for specific training. These costs are billed to the clients as incurred.

RESEARCH AND DEVELOPMENT

         Research and development costs are charged to operations when incurred and are included in operating expenses. Research and development costs were not material for any period presented.

INTANGIBLE ASSETS

         The excess of cost over the fair market value of tangible net assets and trademarks of acquired businesses is amortized on a straight-line basis over the periods of expected benefit of nine to 25 years. Amortization of goodwill for the years ended December 31, 1999, 1998 and 1997 was $1,611,000, $1,012,000
and $349,000 respectively.

         Subsequent to an acquisition, the Company continually evaluates whether later events and circumstances have occurred that indicate the remaining estimated useful life of an intangible asset may warrant revision or that the remaining balance of an intangible asset may not be recoverable. When factors indicate that an intangible asset should be evaluated for possible impairment, the Company uses an estimate of the related business' undiscounted future cash flows over the remaining life of the asset in measuring whether the intangible asset is recoverable. Management does not believe that any provision for impairment of intangible assets is required.

CONTRACT ACQUISITION COSTS

         Amounts paid to a client to obtain a long-term contract are being amortized on a straight-line basis over the term of the contract commencing with the date of the first revenues from the contract. Amortization expense for the year ended December 31, 1999, was $1,614,000. There was no amortization expense during 1998 and 1997.

INCOME TAXES

         The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards (SFAS) 109, "Accounting for Income Taxes," which requires recognition of deferred tax assets and liabilities for the expected future income tax consequences of transactions that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Net deferred tax assets then may be reduced by a valuation allowance for amounts that do not satisfy the realization criteria of SFAS 109.

EARNINGS PER SHARE

         Earnings per share are computed based upon the weighted average number of common shares and common share equivalents outstanding.

         Basic earnings per share are computed by dividing reported earnings available to common stockholders by weighted average shares outstanding. No dilution for any potentially dilutive securities is included. Diluted earnings per share reflect the potential dilution assuming the issuance of common shares for all dilutive potential common shares outstanding during the period. The difference between diluted and basic shares outstanding relates to outstanding stock options.

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

         For the purposes of the statement of cash flows, the Company considers all cash and investments with an original maturity of 90 days or less to be cash equivalents.

USE OF ESTIMATES

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

SEGMENT REPORTING

         In September 1997, the Financial Accounting Standards Board (FASB) issued SFAS 131, "Disclosures About Segments of an Enterprise and Related Information," which establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires those enterprises report selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS 131 requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance.

LONG-LIVED ASSETS

         Long-lived assets and certain identifiable intangibles to be held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An asset is considered impaired when future undiscounted cash flows are estimated to be insufficient to recover the carrying amount. If impaired, an asset is written down to its fair value.

SELF-INSURANCE PROGRAM

         The Company self-insures for certain levels of workers' compensation and employee health insurance. Estimated costs of these self-insurance programs were accrued at the projected settlements for known and anticipated claims. Self-insurance liabilities of the Company amounted to $2.9 million and $3.2 million at December 31, 1999 and 1998, respectively.

EFFECTS OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

         In June 1998, the FASB issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," effective for fiscal years beginning after June 15, 2000 as amended by SFAS 137. SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. It also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS 133 may not be applied retroactively and must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired or substantively modified after December 31, 1997 (and, at the Company's election, before January 1, 1998). Management believes that the impact of SFAS 133 will not significantly affect its financial reporting.

         In December 1999, the staff of the Securities and Exchange Commission issued its Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition." SAB No. 101 provides guidance on the measurement and timing of revenue recognition in financial statements of public companies. Changes in accounting policies to apply the guidance of SAB No. 101 must be adopted by recording the cumulative effect of the change in the fiscal quarter ending March 31, 2000. The adoption of SAB No. 101 did not effect the Company's method of recognizing revenue.

(2) SEGMENT INFORMATION AND CUSTOMER CONCENTRATIONS

         The Company classified its business activities into five fundamental areas: outsourced operations in the United States, facilities management operations, international outsourced operations, technology services and consulting and database marketing and consulting. These areas are separately managed and each has significant differences in capital requirements and cost structures. Outsourced, facilities management and international outsourced operations are reportable business segments with their respective financial performance detailed herein. Technology services and consulting is included in corporate activities as it is not a material business segment. Also included in corporate activities are general corporate expenses and overall operational management expenses. Assets of corporate activities include unallocated cash, short-term investments and deferred income taxes. There are no significant transactions between the reported segments for the periods presented.


(AMOUNTS IN THOUSANDS)                                           1999          1998         1997
----------------------                                           ----          ----         ----
REVENUES:
Outsourced.....................................................   $299,379     $200,514      $143,627
Facilities Management..........................................     94,461       85,694        84,033
International Outsourced.......................................    134,416       89,791        55,940
Corporate Activities...........................................     20,820        8,772         1,083
Database Marketing & Consulting................................     55,188       40,106        26,414
                                                                  --------     --------      --------
      Total....................................................   $604,264     $424,877      $311,097
                                                                  --------     --------      --------
                                                                  --------     --------      --------

OPERATING INCOME (LOSS):
Outsourced.....................................................    $69,463      $41,495       $30,243
Facilities Management..........................................      6,849       11,648        16,159
International Outsourced.......................................     10,467        7,451         4,538
Corporate Activities...........................................   (40,822)     (27,080)      (17,513)
Database Marketing & Consulting................................      4,240      (3,134)       (1,771)
                                                                  --------     --------      --------

      Total....................................................    $50,197      $30,380       $31,656
                                                                  --------     --------      --------
                                                                  --------     --------      --------


DEPRECIATION AND AMORTIZATION
INCLUDED IN OPERATING INCOME:
Outsourced.....................................................    $16,514      $12,688        $7,463
Facilities Management..........................................        483          239           522
International Outsourced.......................................      7,861        5,324         3,206
Corporate Activities...........................................      5,643        1,312           244
Database Marketing & Consulting................................      2,160        1,293           837
                                                                  --------     --------      --------
      Total....................................................    $32,661      $20,856       $12,272
                                                                  --------     --------      --------
                                                                  --------     --------      --------


ASSETS:
Outsourced.....................................................    $76,401     $101,105       $88,829
Facilities Management..........................................     11,290       18,121         6,759
International Outsourced.......................................    106,397       65,614        44,809
Corporate Activities...........................................    117,396       54,117        54,550
Database Marketing & Consulting................................     51,095       12,772        12,302
                                                                  --------     --------      --------
      Total....................................................   $362,579     $251,729      $207,249
                                                                  --------     --------      --------
                                                                  --------     --------      --------


GOODWILL (INCLUDED IN TOTAL ASSETS):
International Outsourced Goodwill, Net.........................    $10,496       $6,803        $7,295
Corporate Activities Goodwill, Net.............................     21,581        8,219            --
                                                                  --------     --------      --------
      Total....................................................    $32,077      $15,022        $7,295
                                                                  --------     --------      --------
                                                                  --------     --------      --------


CAPITAL EXPENDITURES (INCLUDING CAPITAL LEASES):
Outsourced.....................................................    $23,562      $28,144       $22,337
Facilities Management..........................................        434        1,169            50
International Outsourced.......................................     21,344        5,580        16,070
Corporate Activities...........................................     16,520        7,047         1,682
Database Marketing & Consulting................................      3,422        1,129           500
                                                                  --------     --------      --------
      Total....................................................    $65,282      $43,069       $40,639
                                                                  --------     --------      --------
                                                                  --------     --------      --------


         The following geographic data includes revenues based on the location the services are provided and gross property and equipment based on the physical location (in thousands).


                                                                   1999          1998         1997
                                                                   ----          ----         ----
REVENUES:
United States..................................................  $449,329     $321,183      $255,157
Australia......................................................    49,925       36,958        29,790
Canada.........................................................    35,814       36,852        14,497
Rest of world .................................................    69,196       29,884        11,653
                                                                 --------     --------      --------
      Total....................................................  $604,264     $424,877      $311,097
                                                                 --------     --------      --------
                                                                 --------     --------      --------

GROSS PROPERTY AND EQUIPMENT:
United States..................................................  $136,526      $91,922       $58,467
Australia......................................................    16,684       11,956        10,622
Canada.........................................................     8,943        5,645         4,790
Rest of world .................................................    26,033       14,195         6,271
                                                                 --------     --------      --------
      Total....................................................  $188,186     $123,718       $80,150
                                                                 --------     --------      --------
                                                                 --------     --------      --------

         The Company's revenues from major customers (revenues in excess of 10% of total sales) are from entities involved in the telecommunications and transportation industries. The revenues from such customers as a percentage of total revenues for each of the three years ended December 31 are as follows:


                                                                       1999      1998     1997
                                                                       ----      ----     ----
Customer A.......................................................         6%       7%       16%
Customer B.......................................................         9%      11%       21%
Customer C.......................................................        25%      22%       14%
                                                                         ---      ---       ---
                                                                         40%      40%       51%
                                                                         ---      ---       ---
                                                                         ---      ---       ---


         At December 31, 1999, accounts receivable from Customers A, B and C were $5.2 million, $4.7 million and $8.2 million, respectively. At December 31, 1998, accounts receivable from Customers A, B and C were $7.1 million, $7.3 million, and $13.4 million, respectively. There were no other customers with receivable balances in excess of 10% of consolidated accounts receivable. Customers A and C are included in the outsourced reporting segment. Customer B is included in the facilities management reporting segment.

         The loss of one or more of its significant customers could have a materially adverse effect on the Company's business, operating results or financial condition. To limit the Company's credit risk, management performs ongoing credit evaluations of its customers and maintains allowances for potentially uncollectible accounts. Although the Company is directly impacted by economic conditions in the telecommunications, technology, transportation, healthcare, financial services and government services industries, management does not believe significant credit risk exists at December 31, 1999.

(3) PROPERTY AND EQUIPMENT

         Property and equipment consisted of the following at December 31, 1999 and 1998 (in thousands):


                                                                             1999         1998
                                                                             ----         ----
Land................................................................            $51           $64
Buildings...........................................................            202           258
Computer equipment and software.....................................         83,700        59,905
Telephone equipment.................................................         12,631         7,773
Furniture and fixtures..............................................         33,005        25,620
Leasehold improvements..............................................         56,946        29,604
Other...............................................................          1,651           494
                                                                           --------       -------
                                                                            188,186       123,718
Less accumulated depreciation.......................................       (70,823)      (41,800)
                                                                           --------       -------
                                                                           $117,363       $81,918
                                                                           --------       -------
                                                                           --------       -------

     Included in the cost of property and equipment is the following equipment obtained through capitalized leases as of December 31, 1999 and 1998 (in thousands):


                                                                                  1999           1998
                                                                                  ----           ----
     Computer equipment and software.....................................        $19,284        $19,600
     Telephone equipment.................................................          2,883          1,906
     Furniture and fixtures..............................................          2,470          8,071
                                                                                --------       --------
                                                                                  24,637         29,577
     Less accumulated depreciation.......................................       (16,404)       (15,274)
                                                                                --------       --------
                                                                                  $8,233        $14,303
                                                                                --------       --------
                                                                                --------       --------


         Depreciation expense was $29.5 million, $19.8 million and $11.2 million for the years ended December 31, 1999, 1998 and 1997, respectively. Depreciation expense related to leased equipment under capital leases was $5.9 million, $5.6 million and $4.8 million for the years ended December 31, 1999, 1998 and 1997, respectively.

(4) CAPITAL LEASE OBLIGATIONS

         The Company has financed property and equipment under non-cancelable capital lease obligations. Accordingly, the fair value of the equipment has been capitalized and the related obligation recorded. The average implicit interest rate on these leases was 8.3% at December 31, 1999. Interest is charged to expense at a level rate applied to declining principal over the period of the obligation.

         The future minimum lease payments under capitalized lease obligations as of December 31, 1999, are as follows (in thousands):


Year Ended December 31,
2000..........................................................................       $5,159
2001..........................................................................        2,428
2002..........................................................................          947
2003..........................................................................           65
                                                                                    -------
                                                                                      8,599
Less amount representing interest.............................................        (803)
                                                                                    -------
                                                                                      7,796
Less current portion..........................................................      (4,041)
                                                                                    -------
                                                                                     $3,755
                                                                                    -------
                                                                                    -------


         Interest expense on the outstanding obligations under such leases was $1,128,000, $1,154,000 and $1,468,000 for the years ended December 31, 1999,
1998 and 1997, respectively.

(5) LONG-TERM DEBT

    As of December 31, 1999 and 1998, long-term debt consisted of the following notes (in thousands):


                                                                                                          1999          1998
                                                                                                          ----          ----
Note payable, interest at 8%per annum, principal and interest payable monthly, maturing May 2000........       $--          $58
Note payable, interest at 5%per annum, principal and interest payable quarterly, maturing December 1999.        --          222
Note payable, interest at 8%per annum, principal and interest payable quarterly, maturing March 2001....     1,090        1,673
Note payable, interest at 7%per annum, principal and interest payable quarterly, maturing December 1999.        --          449
Note payable, interest at 8%per annum, principal and interest payable monthly, maturing January 2001....       842        1,448
Note payable, interest at 5%per annum, principal and interest payable monthly, maturing November 2009...     4,935           --
Note payable, interest at 7%per annum, principal and interest payable monthly, maturing July 2002.......       271           --
Note payable, interest at 7%per annum, principal and interest payable monthly, maturing May 2002........       348           --
Other notes payable.....................................................................................       881        1,000
                                                                                                           -------      -------


                                       22


                                                                                                             8,367        4,850
Less current portion...................................................................................    (2,718)      (2,338)
                                                                                                           -------      -------
                                                                                                            $5,649       $2,512
                                                                                                           -------      -------
                                                                                                           -------      -------

     Annual maturities of the long-term debt are as follows (in thousands):


     Year Ended December 31,
     2000..........................................................................     $2,718
     2001..........................................................................      1,197
     2002..........................................................................        648
     2003..........................................................................        529
     2004..........................................................................        551
     Thereafter....................................................................      2,724
                                                                                        ------
                                                                                        $8,367
                                                                                        ------
                                                                                        ------


(6) REVOLVING LINE OF CREDIT

         In November 1998, the Company entered into a three-year unsecured revolving line of credit agreement with a syndicate of five commercial banks under which it may borrow up to $50 million. Interest is payable at various interest rates. The borrowings can be made at (a) the bank's base rate or (b) the bank's offshore rate (approximating LIBOR) plus a margin ranging from 50 to 150 basis points depending upon the Company's leverage. In addition, the Company, at its option, can elect to secure up to $25 million of the line with existing cash investments. Advances under the secured portion will be made at a margin of 22.5 basis points. At December 31, 1999, there was $18 million outstanding under this agreement. At December 31, 1998, there were no amounts outstanding under this facility. The Company is required to comply with certain minimum financial ratios under covenants in connection with the agreement described above, the most restrictive of which requires the Company to maintain a fixed charge coverage ratio of 3 to 1. Under this agreement, the Company has voluntarily pledged $15 million of short-term investments at December 31, 1999, as collateral to reduce the interest rate on short-term borrowings. The Company may at its option, elect to unsecure the borrowings at any time. The agreement requires the Company to maintain, among other restrictions, prescribed financial ratios.

         The Company's Canadian subsidiary has available an operating loan of CDN$2.0 million, which is due on demand and bears interest at the bank's prime rate, which was 6.75% at December 31, 1998 and 1999. The operating loan is collateralized by a general security agreement, a partial assignment of accounts receivable insurance in the amount of CDN$500,000, a partial assignment of life insurance on the former majority shareholder in the amount of CDN$400,000 and an assignment of fire insurance. As of December 31, 1999 and 1998, there was $1,323,000 and $778,000, respectively, outstanding under this operating loan.

         The Company's Spanish subsidiary has factoring lines of credit under which it may borrow up to ESP$1,600 million and ESP$700 million at December 31, 1999 and 1998, respectfully. As of December 31, 1999 and 1998, there was $2,755,000 and $298,000 outstanding under these factoring lines.

(7) INCOME TAXES
       The components of income before income taxes are as follows (in thousands):


                                                               1999         1998        1997
                                                               ----         ----        ----
Domestic...............................................       $46,619      $20,315     $29,136
Foreign................................................        11,139       10,133       4,401
                                                              -------      -------     -------
Total..................................................       $57,758      $30,448     $33,537
                                                              -------      -------     -------
                                                              -------      -------     -------


       The components of the provision for income taxes are as follows (in thousands):


                                                       1999         1998        1997
                                                       ----         ----        ----
Current provision:


                                       23

   Federal                                              $14,888       $8,297     $11,116
   State                                                  3,378        1,865       2,490
   Foreign                                                5,131        4,417       1,769
                                                        -------      -------     -------
                                                         23,397       14,579      15,375
Deferred provision:
   Federal                                              (1,724)        (834)     (1,036)
   State                                                  (303)        (195)       (190)
   Foreign                                                (392)        (206)          57
                                                        -------      -------     -------
                                                        (2,419)      (1,235)     (1,169)
                                                        -------      -------     -------
                                                        $20,978      $13,344     $14,206
                                                        -------      -------     -------
                                                        -------      -------     -------


       The following reconciles the Company's effective tax rate to the federal statutory rate for the years ended December 31, 1999, 1998 and 1997 (in thousands):


                                                                 1999         1998        1997
                                                                 ----         ----        ----
Income tax expense per federal statutory rate............      $18,634      $10,063     $11,666
State income taxes, net of federal deduction.............        2,181          908       1,360
Permanent differences....................................      (1,706)          966         775
Foreign income taxed at higher rate......................        1,869        1,407         405
                                                               -------      -------     -------
                                                               $20,978      $13,344     $14,206
                                                               -------      -------     -------
                                                               -------      -------     -------


       The Company's deferred income tax assets and liabilities are summarized as follows (in thousands):


                                                                              1999       1998
                                                                              ----       ----
Deferred tax assets:
   Allowance for doubtful accounts....................................       $1,417     $1,210
   Vacation accrual...................................................        1,377      1,202
   Compensation.......................................................        1,025      1,348
   Insurance reserves.................................................          796        644
   State tax credits..................................................          510         70
   Net operating loss carryforward....................................          981      2,473
   Other                                                                        431        344
                                                                            -------    -------
                                                                              6,537      7,291
                                                                            -------    -------
Long-term deferred tax assets:
   Depreciation and amortization......................................          746         --
Deferred tax liabilities:
   Depreciation and amortization......................................           --      (841)
                                                                            -------    -------
Total                                                                         7,283      6,450
   Less valuation allowance                                                 (1,844)    (3,430)
                                                                            -------    -------
Net deferred income tax asset.........................................       $5,439     $3,020
                                                                            -------    -------
                                                                            -------    -------


         A valuation allowance been recorded to the extent that the Company expects the deferred tax assets to be realized in the future.


(8) COMMITMENTS AND CONTINGENCIES

 LEASES. The Company has various operating leases for equipment, customer interaction centers and office space. Lease expense under operating leases was approximately, $16,572,000, $13,149,000 and $8,737,000 for the years ended
December 31, 1999, 1998 and 1997, respectively.

         The future minimum rental payments required under non-cancelable operating leases as of December 31, 1999, are as follows (in thousands):


Year ended December 31,
2000                                                           $16,552
2001                                                            13,310
2002                                                            10,053
2003                                                             8,908
2004                                                             6,890
   Thereafter                                                   30,844
                                                               -------
                                                               $86,557
                                                               -------
                                                               -------


 LEGAL PROCEEDINGS. In November 1996, the Company received notice that CompuServe Incorporated (CompuServe) was withdrawing its WOW! Internet service from the marketplace and that effective January 31, 1997, it would terminate all the programs provided to CompuServe by the Company. Pursuant to the terms of its agreement with the Company, CompuServe was entitled to terminate the agreement for reasonable business purposes upon 120 days advance notice and by payment of a termination fee calculated in accordance with the agreement. In December 1996, the Company filed suit against CompuServe to enforce these termination provisions and collect the termination fee. CompuServe filed a counterclaim in December 1996 alleging that the Company breached other provisions of this agreement and seeking unspecified monetary damages. In March 1997, CompuServe asserted a right to offset, against the amount that may be awarded to CompuServe on its counterclaim, if any, certain accounts receivable it owed to the Company for services rendered. These accounts receivable totaled $4.3 million.

         In mid-1997, CompuServe announced it had agreed to sell its worldwide on-line services business to America Online, Inc. and its network services business to a wholly owned subsidiary of WorldCom, Inc. In July 1999, the Company reached a settlement with CompuServe and other parties whereby the Company would receive $12.0 million in final settlement, of which $5.5 million was received on August 10, 1999, and the remainder was paid in the fourth quarter of 1999. As a result, the Company recorded a gain of $6.7 million during 1999.

(9) EMPLOYEE BENEFIT PLAN

         The Company has a 401(k) profit-sharing plan that covers all employees who have completed one year of service, as defined, and are 21 or older. Participants may defer up to 15% of their gross pay up to a maximum limit determined by law. Participants are always 100% vested in their contributions. Participants are also eligible for a matching contribution by the Company of 50% of the first 5% of compensation a participant contributes to the plan. Participants vest in all matching contributions over a four-year period.

(10) STOCK COMPENSATION PLANS

         The Company adopted a stock option plan during 1995 and amended and restated the plan in January 1996 for directors, officers, employees, consultants and independent contractors. The plan reserves 7.0 million shares of common stock and permits the award of incentive stock options, non-qualified options, stock appreciation rights and restricted stock. Outstanding options vest over a three- to five-year period and are exercisable for 10 years from the date of grant.

         In January 1996, the Company adopted a stock option plan for non-employee directors (the Director Plan), covering 750,000 shares of common stock. All options are to be granted at fair market value at the date of grant. Options vest as of the date of the option and are not exercisable until nine months after the option date. Options granted are exercisable for 10 years from the date of grant unless a participant is terminated for cause or one year after a participant's death. The Director Plan had options to purchase 423,000, 418,750 and 337,500 shares outstanding at December 31, 1999, 1998 and 1997, respectively.

         In July 1996, the Company adopted an employee stock purchase plan (the
ESPP). Pursuant to the ESPP, an aggregate of 200,000 shares of common stock of the Company will be sold in periodic offerings to eligible employees of the Company. The price per share purchased in any offering period is equal to the lesser of 90% of the fair market value of the common stock on the first day of the offering period or on the purchase date. The offering periods have a term of nine months. Contributions to the plan for the years ended December 31, 1997, 1998 and 1999 were $419,000, $334,000 and $279,000, respectively.

         In February 1999, the Company adopted the TeleTech Holdings, Inc. 1999 Stock Option and Incentive Plan (the 1999 Option Plan). The purpose of the 1999 Option Plan is to enable the Company to continue to (a) attract and retain high quality directors, officers, employees and potential employees, consultants and independent contractors of the Company or any of its subsidiaries, (b) motivate such persons to promote the long-term success of the business of the Company and its subsidiaries and (c) to induce employees of companies that are acquired by TeleTech to accept employment with TeleTech following such an acquisition. The 1999 Option Plan supplements the TeleTech Holdings, Inc. Stock Plan, as amended and restated, which was adopted by the Company in January 1995.

         An aggregate of 5.0 million shares of common stock have been reserved for issuance under the 1999 Option Plan, which permits the award of incentive stock options, non-qualified stock options and shares of restricted common stock. The 1999 Option Plan also authorizes the award of phantom stock and appreciation rights (SARs).

         In connection with the acquisition of Newgen, which was accounted for under the pooling of interest method, as more fully discussed in Note 16, the Company has assumed Newgen's 1998 Equity Incentive Plan and 1996 Equity Incentive Plan.

 STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 123 (SFAS 123). The FASB's SFAS 123, "Accounting for Stock Based Compensation," defines a fair value based method of accounting for an employee stock option, employee stock purchase plan or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the method of accounting prescribed by the Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting in APB 25 must make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting defined in SFAS 123 has been applied.

         The Company has elected to account for its stock-based compensation plans under APB 25; however, the Company has computed, for pro forma disclosure purposes, the value of all options granted using the Black-Scholes option pricing model as prescribed by SFAS 123 and the following weighted average assumptions used for grants:


                                                                      1997           1998           1999
                                                                      ----           ----           ----
Risk-free interest rate.......................................             5.4%           5.2%           5.9%
Expected dividend yield.......................................               0%             0%             0%
Expected lives ...............................................        3.2 years      6.0 years      5.3 years
Expected volatility...........................................              70%            70%            79%

       The pro forma compensation expense was computed to be the following approximate amounts:


Year ended December 31, 1999..............................................        $8,870,000
Year ended December 31, 1998..............................................        $8,831,000
Year ended December 31, 1997..............................................        $4,121,000

         If the Company had accounted for these plans in accordance with SFAS 123, the Company's net income and pro forma net income per share would have been reported as follows:

       NET INCOME (AMOUNTS IN THOUSANDS)


                                                                   1999         1998        1997
                                                                   ----         ----        ----
As reported..................................................       $36,780      $17,104     $19,331
Pro forma....................................................       $31,024      $11,733     $16,817

PRO FORMA NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE


                                                                      1999     1998    1997
                                                                      ----     ----    ----
As reported:
   Basic                                                               $.51     $.24    $.30
   Diluted........................................................     $.49     $.24    $.27
Pro forma:
   Basic                                                               $.41     $.16    $.26
   Diluted........................................................     $.41     $.16    $.24

         A summary of the status of the Company's three stock option plans for the three years ended December 31, 1999, together with changes during each of the years then ended, is presented in the following table:


                                                                                                WEIGHTED
                                                                                             AVERAGE PRICE
                                                                             SHARES            PER SHARE
                                                                             ------            ---------
Outstanding, December 31, 1996........................................         5,070,290           $5.76
Grants................................................................         1,373,500           11.89
Exercises.............................................................         (470,272)            4.08
Forfeitures...........................................................         (530,320)            9.77
                                                                             -----------     -----------
Outstanding, December 31, 1997........................................         5,443,198            7.02
                                                                             -----------     -----------
                                                                             -----------
Grants................................................................         3,496,090           11.37
Exercises.............................................................         (249,840)            4.02
Forfeitures...........................................................       (1,669,562)           13.02
                                                                             -----------     -----------
Outstanding, December 31, 1998........................................         7,019,886            7.94
                                                                             -----------     -----------
                                                                             -----------
Grants................................................................         7,246,933            8.70
Exercises.............................................................         (850,802)            6.40
Forfeitures...........................................................       (1,853,792)           10.17
                                                                             -----------     -----------
Outstanding, December 31, 1999........................................        11,562,225            8.43
                                                                             -----------     -----------
                                                                             -----------
Options exercisable at year-end:
  1999                                                                         2,578,417           $4.71
                                                                             -----------     -----------
                                                                             -----------     -----------
  1998                                                                         2,165,742           $5.43
                                                                             -----------     -----------
                                                                             -----------     -----------
  1997                                                                         1,504,345           $6.02
                                                                             -----------     -----------
                                                                             -----------     -----------

Weighted average fair value of options granted during the year:
  1999                                                                                             $4.90
                                                                                             -----------
                                                                                             -----------
  1998                                                                                             $7.93
                                                                                             -----------
                                                                                             -----------
  1997                                                                                             $5.76
                                                                                             -----------
                                                                                             -----------


         The following table sets forth the exercise price range, number of shares, weighted average exercise price and remaining contractual lives at December 31, 1999:


                                 NUMBER OF      WEIGHTED AVERAGE       WEIGHTED AVERAGE
        EXERCISE PRICE RANGE      SHARES        EXERCISE PRICE        CONTRACTUAL LIFE
        --------------------      ------        --------------        ----------------
          $0.63-$0.94               62,984              $0.81                       7
          $1.13-$1.13              266,224              $1.13                       8
          $1.29-$5.00            1,658,296              $2.37                       6
          $5.62-$6.00              814,292              $5.81                       9
          $6.13-$6.13            1,380,684              $6.13                       9
          $6.18-$7.00            1,643,240              $6.56                       9
          $7.06-$9.50            1,698,273              $8.72                       8
         $9.56-$12.75            1,671,168             $11.51                       9
        $12.88-$15.16            1,767,764             $13.44                       9
        $15.50-$34.06              599,300             $19.19                       9

(11) FAIR VALUE OF FINANCIAL INSTRUMENTS

         Fair values of cash equivalents and other current accounts receivable and payable approximate the carrying amounts due to their short-term nature. Short-term investments include primarily U.S. government Treasury bills, investments in commercial paper, short-term corporate bonds and other short-term corporate obligations. These investments are classified as held to maturity securities and are measured at amortized cost. The carrying values of these investments approximate their fair values.

         Debt and long-term receivables carried on the Company's consolidated balance sheet at December 31, 1999 and 1998 have a carrying value that is not significantly different than its estimated fair value. The fair value is based on discounting future cash flows using current interest rates adjusted for risk. The fair value of the short-term debt approximates its recorded value due to its short-term nature.

(12) RELATED PARTY TRANSACTIONS

         The Company has entered into agreements pursuant to which the Company uses aircraft services which Kenneth D. Tuchman, chairman of the board of the Company, has a direct or indirect beneficial interest. During 1999 and 1998, the Company paid an aggregate of $440,000 and $480,000, respectively, for use of the aircraft services.

         During 1998, the Company entered into an employment agreement with Morton H. Meyerson, a director of the Company, pursuant to which Mr. Meyerson has agreed to render certain advisory and consulting services to the Company. As compensation for such services, the Company has granted to Mr. Meyerson an option with an exercise price of $9.50 per share. The option vests over five years and is subject to accelerated vesting if and to the extent that the closing sales price of the common stock during the term equals or exceeds certain levels. Under the terms of the option, the exercise price is required to be paid by delivery of TeleTech shares to the Company and provides that Mr. Meyerson will receive no more than 200,000 shares of common stock, net of the shares received by the Company for exercise consideration.

         The Company utilizes the services of EGI Risk Services, Inc. for reviewing, obtaining and/or renewing various insurance policies. EGI Risk Services, Inc. is a wholly-owned subsidiary of Equity Group Investments, Inc. Rod Dammeyer, a director of the Company, is the managing partner of Equity Group Investments, Inc., and Samuel Zell, a former director of the Company, is chairman of the board. During the years ended December 31, 1999, 1998 and 1997, the Company incurred, $3,521,000, $2,288,000 and $1,166,000 respectively, for such services.

         The Company provided reservation call handling services to Midway Airlines Corporation (Midway), a majority-owned subsidiary of Zell/Chilmark Fund, L.P. Samuel Zell, a former director of the Company, is an affiliate of Zell/Chilmark Fund, L.P., and Rod Dammeyer, a director of the Company and a member of the Audit Committee of the board of directors, is the managing director of Zell/Chilmark Fund, L.P. During the years ended December 31 1997, the Company charged Midway an aggregate of $841,000 for services rendered by the Company. Services to Midway were discontinued in 1997.

(13) CONTRACT ACQUISITION COSTS

         In September 1998, the Company paid $10.9 million to obtain a long-term contract with a significant client in the telecommunications industry. This amount is recorded as contract acquisition cost in the accompanying balance sheet and is being amortized over the nine-year term of the contract commencing with the opening of the first customer interaction center in the first quarter of 1999. Amortization expense for the year ended December 31, 1999, was $1,614,000.

(14) ACQUISITIONS

         On March 18, 1999, the Company acquired 100% of the common stock of Pamet River, Inc. (Pamet) for approximately $1,821,000 in cash and 285,711 shares of common stock in the Company. Pamet is a global marketing company offering end-to-end marketing solutions by leveraging Internet and database technologies. The transaction has been accounted for as a purchase and goodwill will be amortized using the straight-line method over 20 years. The operations of Pamet for all periods prior to the acquisition are immaterial to the results of the Company and, accordingly, no pro forma financial information has been presented.

         On March 31, 1999, the Company acquired 100% of the common stock of Smart Call S.A. (Smart Call) for approximately $2,350,000 in cash including costs related to the acquisition. Smart Call is based in Buenos Aires, Argentina, and provides a wide range of customer management solutions to Latin American and multinational companies. The transaction has been accounted for as a purchase and goodwill will be amortized using the straight-line method over 20 years. The operations of Smart Call for all periods prior to the acquisition are immaterial to the results of the Company and, accordingly, no pro forma financial information has been presented.

         As a part of the Smart Call acquisition, the Company paid $300,000, including costs associated with the transaction, for the option to acquire Connect S.A. (Connect), a sister company with additional customer management systems integration capabilities. The option has been accounted for as an other asset.

         On October 12, 1999, the Company acquired 100% of the common stock of Connect for approximately $2,300,000 in cash including costs related to the acquisition. The former owners of Connect will also be entitled to an earn-out premium based on the results of the Company's consolidated operations in Argentina in 2000. Connect is located in Buenos Aires, Argentina, and provides customer relationship management solutions to Latin American and multinational companies in a variety of industries. The transaction has been accounted for as a purchase and goodwill will be amortized using the straight-line method over 20 years. The operations of Connect for all periods prior to the acquisition are immaterial to the results of the Company and, accordingly, no pro forma financial information has been presented.

         The previous owners of Smart Call and Connect have the ability to earn a contingent payment of between $250,000 and $2,500,000 during 2000 and 2001. The contingent payment is based on reaching revenue and profitability targets.

         On December 15, 1999, the Company invested $2.5 million in a customer relationship management software company. On January 27, 2000, an additional investment of $7.1 million was made in the same customer relationship management software company. The total ownership interest after the two investments is in excess of 7%. This investment is accounted for in long-term other assets.

         On February 17, 1998, the Company acquired the assets of Intellisystems, Inc. (Intellisystems) for $2.0 million in cash and 344,487 shares of common stock, which included 98,810 shares of treasury stock. Intellisystems is a leading developer of patented automated product support systems. Intellisystems' products can electronically resolve a significant percentage of customer interactions coming into customer interaction centers through telephone, Internet or fax-on-demand. The acquisition has been accounted for as a purchase.

         On June 8, 1998, and June 17, 1998, the Company consummated business combinations with Digital Creators, Inc. (Digital), which included the issuance of 1,069,000 shares of Company common stock, and Electronic Direct Marketing, Ltd. (EDM), which included the obligation to issue 1,783,444 shares of Company common stock. These business combinations were accounted for as pooling of interests and, accordingly, the historical financial statements of the Company have been restated to include the financial statements of Digital and EDM for all periods presented.

         The consolidated balance sheet of the Company as of December 31, 1997, includes the balance sheet of EDM for the fiscal year ended February 28, 1998. Accordingly, the Company's retained earnings have been adjusted during the quarter ended March 31, 1998, for the effect of utilizing different fiscal year-ends for this period. During 1998, the fiscal year-end of EDM has been changed from February to December to conform to the Company's year-end.

         The consolidated financial statements have been prepared to give retroactive effect to the business combinations with Digital and EDM.

         The table below sets forth the results of operations of the previously separate enterprises for the period prior to the consummation of the June 1998 business combinations during the periods ended December 31, 1998 and 1997 (in thousands):


                                          TELETECH     DIGITAL        EDM      ADJUSTMENTS    COMBINED
                                          --------     -------        ---      -----------    --------
1998:
Revenues                                    $136,244       $2,038     $10,258     $(1,171)      $147,369
Net income                                     6,972          136         654            -         7,762

1997:
Revenues                                    $263,477       $2,521     $14,497     $(1,438)      $279,057
Net income                                    20,273          276         785            -        21,334

         On August 26, 1998, the Company consummated a business combination with Outsource Informatica Ltda. (Outsource), a leading Brazilian customer management provider, which included the issuance of 606,343 shares of Company common stock. This business combination was accounted for as a pooling of interests. The operations of Outsource prior to the acquisition are immaterial to all periods presented.

         On December 31, 1998, the Company acquired 100% of the common stock of Cygnus Computer Associates Ltd. (Cygnus) for approximately $660,000 in cash and 324,744 shares of common stock in the Company. Cygnus is a Canadian provider of systems integration and call center solutions. The transaction has been accounted for as a purchase and goodwill will be amortized using the straight-line method over 10 years. The Company has also agreed to pay contingent consideration of up to CDN$4.8 million if Cygnus achieves certain levels of operating income in 1999 and 2000. Due to the uncertainty surrounding the achievement of these targets, none of the contingent consideration has been reflected as a liability in the accompanying financial statements. The operations of Cygnus for all periods prior to the acquisition are immaterial to the results of the Company and, accordingly, no pro forma financial information has been presented.

         In May 1997, the Company acquired 100% of the common stock of Telemercadeo Integral, S.A. (TMI) for total consideration of $4.2 million, consisting of 100,000 shares of the Company's common stock and cash of $2.4 million. TMI is a customer management provider in Mexico. The acquisition was accounted for using the purchase method. The excess of cost of the acquisition over the underlying net assets of $4.4 million is being amortized using the straight-line method over 25 years.

(15) SALE OF JOINT VENTURE

         On September 21, 1998, the Company sold its 50% interest in Access 24 UK to Priplan Investments, Ltd. for cash consideration of approximately $1.0 million. The Company incurred $129,000 in costs relating to the disposal of this joint venture in the third quarter 1998.

(16) SUBSEQUENT EVENTS

         On August 31, 2000, the Company and CCH entered into a definitive Share Purchase Agreement, which included the exchange of 3,264,000 shares of the Company's common stock for all of the issued share capital of CCH. The business combination was accounted for as a pooling of interest, and accordingly, the historical financial statements of the Company have been restated to include the financial statements of CCH for all periods presented.

         On December 20, 2000, the Company consummated a business combination with Newgen which included the exchange of 8,283,325 shares of the Company's common stock for all of the issued shares of Newgen. The business combination was accounted for as a pooling of interest, and accordingly, the historical financial statements of the Company have been restated to include the financial statements of Newgen for all periods presented.

         The supplemental consolidated financial statements have been prepared to give retroactive effect to the business combinations with CCH and Newgen in August 2000 and December 2000, respectively. Generally accepted accounting principles prohibit giving effect to consummated business combinations accounted for by the pooling of interest method in financial statements that do not include the date of consummation. The accompanying supplemental consolidated financial statements do not extend through the date of consummation, however, they will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the business is issued.

         The table below sets forth the combined revenues and net income for the years ended December 31, 1999, 1998, and 1997 (in thousands):


                                                   THI            CCH           NEWGEN          COMBINED
                                                   ---            ---           ------          --------
1999:
       Revenues..........................        $509,268       $39,808         $55,188          $604,264
       Net income........................          29,090         2,855           4,835            36,780

1998:
       Revenues..........................        $369,045       $15,726         $40,106          $424,877
       Net income........................          19,202         1,105         (3,203)            17,104


                                       30

1997:
       Revenues..........................        $279,057        $5,626         $26,414          $311,097
       Net income........................          21,334           186         (2,189)            19,331


(17) QUARTERLY FINANCIAL DATA (UNAUDITED) (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                        FIRST        SECOND         THIRD        FOURTH
                                       QUARTER       QUARTER       QUARTER      QUARTER
                                       -------       -------       -------      -------
YEAR ENDED DECEMBER 31, 1999:
Revenues                              $131,579      $142,994      $148,862     $180,829
Income from operations                   9,989        11,720        12,931       15,557
Net income                               6,301         7,557        12,943        9,979
Net income per common share:

   Basic                                   .09           .11           .18          .14

   Diluted                                 .09           .10           .17          .13


                                         FIRST        SECOND         THIRD        FOURTH
                                        QUARTER       QUARTER       QUARTER      QUARTER
                                        -------       -------       -------      -------
YEAR ENDED DECEMBER 31, 1998:
Revenues                                $93,449      $102,132      $106,131     $123,165
Income from operations                    6,906         7,453         7,953        8,068
Net income                                4,166         4,093         4,327        4,518
Net income per common share:

   Basic                                    .06           .06           .06          .06

   Diluted                                  .06           .06           .06          .06

                    TELETECH HOLDINGS, INC. AND SUBSIDIARIES
               SUPPLEMENTAL CONDENSED CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)


                                                                                                      SEPTEMBER 30,
                                                                                                          2000
                                                                                                      -------------
CURRENT ASSETS:                                                                                        (UNAUDITED)
   Cash and cash equivalents......................................................................         $35,710
   Short-term investments.........................................................................          47,945
   Investment securities available for sale.......................................................          28,609
   Accounts receivable, net of allowance for doubtful accounts of $6,110 and $4,270 respectively..         183,642
   Prepaids and other assets......................................................................           7,979
   Deferred tax asset.............................................................................              --
                                                                                                      -------------
      Total current assets........................................................................         303,885
                                                                                                      -------------
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $96,040 and $70,823, respectively......         164,495
                                                                                                      -------------
OTHER ASSETS:
   Long-term accounts receivable..................................................................           4,300
   Goodwill, net of accumulated amortization of $5,169 and $3,210, respectively...................          30,143
   Contract acquisition cost, net of accumulated amortization of $3,231 and $1,614, respectively..          13,269
   Deferred tax asset.............................................................................             550
   Other assets...................................................................................          10,385
                                                                                                      -------------
      Total assets................................................................................        $527,027
                                                                                                      -------------
                                                                                                      -------------
CURRENT LIABILITIES:
   Current portion of long-term debt and capital lease obligations................................         $13,899
   Bank overdraft.................................................................................              --
   Accounts payable...............................................................................          11,385
   Accrued employee compensation..................................................................          24,900
   Accrued income taxes...........................................................................          14,996
   Deferred income taxes..........................................................................           2,822
   Other accrued expenses.........................................................................          35,407
   Customer advances, deposits and deferred income................................................           4,903
                                                                                                      -------------
      Total current liabilities...................................................................         108,312

LONG-TERM DEBT, net of current portion:
   Capital lease obligations......................................................................             928
   Revolving line-of-credit.......................................................................          55,000
   Deferred Rent..................................................................................              --
   Other debt ....................................................................................           2,191
                                                                                                      -------------
      Total liabilities...........................................................................         166,431
                                                                                                      -------------
MINORITY INTEREST, in consolidated subsidiaries...................................................           6,025

STOCKHOLDERS' EQUITY:
   Stock purchase warrants........................................................................           5,100
   Common stock; $.01 par value; 150,000,000 shares authorized; 74,373,730 and 73,113,938 shares,
      respectively, issued; and outstanding.......................................................             743
   Additional paid-in capital.....................................................................         194,604
   Deferred compensation..........................................................................           (709)
   Notes receivable from stockholders.............................................................           (140)
   Accumulated other comprehensive loss...........................................................          10,207
   Retained earnings..............................................................................         144,766
                                                                                                      -------------
      Total stockholders' equity..................................................................         354,571
                                                                                                      -------------
      Total liabilities and stockholders' equity..................................................        $527,027
                                                                                                      -------------
                                                                                                      -------------

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                    TELETECH HOLDINGS, INC. AND SUBSIDIARIES
            SUPPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                 (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                                                                NINE MONTHS ENDED
                                                                                  SEPTEMBER 30,
                                                                           -------------------------
                                                                              2000            1999
                                                                           ------------   ----------
REVENUES  .......................................................              $641,507     $423,434

OPERATING EXPENSES:
   Costs of services.............................................               414,548      281,044
   Other operating expenses......................................               165,647      107,749
   Loss on closure of subsidiary.................................                 3,419           --
                                                                           ------------   ----------
      Total operating expenses...................................               583,614      388,793
                                                                           ------------   ----------
INCOME FROM OPERATIONS...........................................                57,893       34,641
                                                                           ------------   ----------
OTHER INCOME (EXPENSE):
   Interest expense..............................................               (3,614)      (1,967)
   Interest income...............................................                 4,171        2,438
   Gain on sale of securities....................................                44,851           --
   Gain on settlement of long-term contract......................                    --        6,726
   Other.........................................................                   497          229
                                                                           ------------   ----------
      Total other income.........................................                45,905        7,426
                                                                           ------------   ----------
INCOME BEFORE INCOME TAXES AND MINORITY INTEREST.................               103,798       42,067
   Provision for income taxes....................................                37,609       15,267
                                                                           ------------   ----------
INCOME BEFORE MINORITY INTEREST..................................                66,189       26,800
     Minority interest, net of income taxes......................                 (925)           --
                                                                           ------------   ----------
NET INCOME.......................................................                65,264       26,800
   Adjustment for accretion of redeemable convertible preferred
   stock.........................................................                    --        (487)
                                                                           ------------   ----------
        Net income applicable to common stockholders.............               $65,264      $26,313
                                                                           ------------   ----------
                                                                           ------------   ----------

WEIGHTED AVERAGE SHARES OUTSTANDING
   Basic.........................................................                73,890       69,755

   Diluted.......................................................                79,082       73,380


NET INCOME PER SHARE
   Basic.........................................................                 $0.88        $0.38

   Diluted.......................................................                 $0.83        $0.37

        The accompanying notes are an integral part of these consolidated financial statements.

                    TELETECH HOLDINGS, INC. AND SUBSIDIARIES
          SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999
                             (AMOUNTS IN THOUSANDS)
                                   (UNAUDITED)


                                                                                                  2000               1999
                                                                                               ----------         ----------
 CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income.........................................................................           $65,264            $26,800
    Adjustments to reconcile net income to net cash provided by operating activities:
       Depreciation and amortization...................................................            33,794             22,858
       Minority interest...............................................................               925                 --
       Allowance for doubtful accounts.................................................             1,808                335
       Deferred income taxes...........................................................           (1,073)              (355)
       Deferred rent...................................................................              (39)               (31)
       Gain on sale of securities......................................................          (44,851)                 --
       Net gain on asset dispositions..................................................             (545)                574
       Deferred compensation...........................................................               256                302
       Non-cash deal costs.............................................................             1,800                 --
       Tax benefit from exercise of stock options......................................             7,886                753
       Changes in assets and liabilities:
         Accounts receivable...........................................................          (84,001)           (12,172)
         Prepaids and other assets.....................................................           (1,337)            (1,447)
         Accounts payable and accrued expenses.........................................            23,483              8,730
         Customer advances, deposits and deferred income...............................           (3,285)                120
                                                                                               ----------         ----------
         Net cash provided by (used in) operating activities...........................                85             46,467
                                                                                               ----------         ----------
 CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of property and equipment.................................................          (81,475)           (42,781)
    Proceeds from sale of property and equipment.......................................                22                 --
    Proceeds from sale of available-for-sale securities................................            50,634                 --
    Acquisition, net of cash required..................................................             (600)            (1,462)
    Purchase of  Smart Call............................................................                --            (2,590)
    Proceeds from sale of HPH.........................................................              5,400                 --
    Contract acquisition costs.........................................................           (4,389)                 --
    Investment in customer relationship management software company....................           (7,989)                 --
    Proceeds from minority interest in subsidiary......................................             5,100                 --
    Changes in accounts payable and accrued liabilities related to investing activities           (3,620)              (203)
    Decrease (increase) in short-term investments......................................             6,503           (12,492)
                                                                                               ----------         ----------
         Net cash used in investing activities.........................................          (30,414)           (59,528)
                                                                                               ----------         ----------
 CASH FLOWS FROM FINANCING ACTIVITIES:
    Net increase (decrease) in short-term borrowings..............................                     --               (493)
    Net increase (decrease) from lines of credit.......................................            37,000             22,200
    Net increase (decrease) on long-term debt and capital lease obligations............               833            (5,401)
    Proceeds from exercise of stock options, net of tax benefit........................            10,354              1,560
    Proceeds from issuance of stock....................................................               279             32,164
    Distributions to stockholder.......................................................           (1,171)                 --
                                                                                               ----------         ----------
         Net cash provided by financing activities                                                 47,295             50,030
 Effect of exchange rate changes on cash...............................................           (3,333)            (2,227)
                                                                                               ----------         ----------
 NET INCREASE IN CASH AND CASH EQUIVALENTS.............................................            13,633             34,742
 CASH AND CASH EQUIVALENTS, beginning of period........................................            22,077             10,283
                                                                                               ----------         ----------
 CASH AND CASH EQUIVALENTS, end of period..............................................           $35,710            $45,025
                                                                                               ----------         ----------
                                                                                               ----------         ----------

         The accompanying notes are an integral part of these consolidated financial statements.

                    TELETECH HOLDINGS, INC. AND SUBSIDIARIES
   NOTES TO UNAUDITED SUPPLEMENTAL CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2000

NOTE (1)--BASIS OF PRESENTATION

         The accompanying unaudited supplemental condensed consolidated financial statements have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission. The supplemental condensed consolidated financial statements reflect all adjustments (consisting of only normal recurring accruals) which, in the opinion of management, are necessary to present fairly the financial position as of September 30, 2000, and the results of operations and cash flows of TeleTech Holdings, Inc. and subsidiaries (THI or the Company) for the periods then ended. Operating results for the nine months ended September 30, 2000 and 1999 are not necessarily indicative of the results that may be expected for a full year of operations.

         The unaudited supplemental condensed consolidated financial statements should be read in conjunction with the audited supplemental consolidated financial statements and footnotes thereto included in this filing.

NOTE (2)--RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

         Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instrument and Hedging Activities," establishes fair value accounting and reporting standards for derivative instruments and hedging activities. The effective date of SFAS No. 133 was deferred until January 1, 2001 by the issuance of SFAS No. 137. Management anticipates that the adoption of SFAS No. 133 will not materially effect the Company. Currently, the only derivative type instruments the Company is participating in relates to purchasing forward contracts of Canadian dollars. The Company anticipates that these contracts will be settled by January 1, 2001 and the current difference between the market value of these outstanding contracts and the cost of the contracts are not material.

NOTE (3) - ACQUISITIONS

         On August 31, 2000, the Company and CCH entered into a definitive Share Purchase Agreement, which included the exchange of 3,263,816 shares of the Company's common stock for all of the issued share capital of Contact Center Holdings, S.L. ("CCH"). The business combination was accounted for as a pooling of interests, and accordingly, the historical financial statements of the Company have been restated to include the financial statements of CCH for all periods presented. The consolidated financial statements have been prepared to give retroactive effect to the business combination with CCH in August 2000.

         The table below sets forth the combined revenues and net income of the previously separate enterprises for the period prior to the consummation of the combinations during the nine months ended September 30, 2000 and 1999 (in thousands):


                                                             THI               CCH             COMBINED
                                                             ---               ---             --------
NINE MONTHS ENDED SEPTEMBER 30,
2000:
   Revenues..............................                  $474,582           $38,540           $513,122
   Net income............................                  55,963             2,259             58,222

1999:
   Revenues..............................                  $357,334           $26,233           $383,567
   Net income............................                  21,096             2,136             23,232

NOTE (4)--SUBSEQUENT EVENTS

         In November 2000, the Company acquired the customer care division of Boston Communications Group in an asset purchase transaction accounted for under the purchase method of accounting. Boston Communications Group's customer care division provides 24x7 inbound customer care solutions for the wireless industry. The Company purchased the customer care division in a cash transaction valued at $15 million, including a $13 million cash payment and assumption of approximately $2 million of liabilities.

         On December 20, 2000, the Company consummated a business combination with Newgen Results Corporation ("Newgen") which included the exchange of 8,283,325 shares of the Company's common stock for all of the issued shares of Newgen. The business combination was accounted for as a pooling of interest, and accordingly, the historical financial statements of the Company have been restated to include the financial statements of Newgen for all periods presented.

         The supplemental consolidated financial statements have been prepared to give retroactive effect to the business combination with Newgen in December. Generally accepted accounting principles prohibit giving effect to a consummated business combination accounted for by the pooling of interest method in financial statements that do not include the date of consummation. The accompanying supplemental consolidated financial statements do not extend through the date of consummation, however, they will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the business is issued.

The table below sets forth the combined revenues and net income for the nine months ended September 30, 2000 and 1999 (in thousands):


                                                     THI            NEWGEN        COMBINED
                                                     ---            ------        --------
NINE MONTHS ENDED SEPTEMBER 30,
2000:
       Revenues..........................            $582,570         $58,937       $641,507
       Net income........................              58,866           6,398         65,264

1999:
       Revenues..........................            $383,567         $39,867       $423,434
       Net income........................              23,232           3,081         26,800


NOTE (5)-- SEGMENT INFORMATION AND CUSTOMER CONCENTRATIONS

         The Company classified its business activities into five fundamental areas: outsourced operations in the United States, facilities management operations, international outsourced operations, Database marketing and consulting, and technology services and consulting. These areas are separately managed and each has significant differences in capital requirements and cost structures. Outsourced, facilities management and international outsourced operations are reportable business segments with their respective financial performance detailed herein. Technology services and consulting is included in corporate activities as it is not a material business segment. Also included in corporate activities are general corporate expenses and overall operational management expenses. Assets of corporate activities include unallocated cash, short-term investments and deferred income taxes. There are no significant transactions between the reported segments for the periods presented.


                                                                                   NINE MONTHS ENDED
                                                                                     SEPTEMBER 30,
(AMOUNTS IN THOUSANDS)                                                         2000                  1999
                                                                           ------------          -----------
REVENUES:
Outsourced........................................................             $278,673             $213,145


                                       36

Facilities Management.............................................               85,833               64,289
International Outsourced..........................................              208,990               88,493
Corporate Activities..............................................                9,074               17,640
Database Marketing and Consulting.................................               58,937               39,867
                                                                           ------------          -----------
      Total.......................................................             $641,507             $423,434
                                                                           ------------          -----------
                                                                           ------------          -----------

OPERATING INCOME (LOSS):
Outsourced                                                                      $62,821              $48,007
Facilities Management.............................................               10,070                4,172
International Outsourced..........................................               31,469                6,540
Corporate Activities..............................................             (52,518)             (27,304)
Database Marketing and Consulting.................................                6,051                3,226
                                                                           ------------          -----------
     Total........................................................              $57,893              $34,641
                                                                           ------------          -----------
                                                                           ------------          -----------


                                                                             SEPTEMBER 30,       DECEMBER 31,
ASSETS:                                                                          2000                1999
                                                                           ---------------       -------------
Outsourced........................................................               $115,238             $76,401
Facilities Management.............................................                 14,088              11,290
International Outsourced..........................................                178,207             106,397
Corporate Activities..............................................                159,810             117,396
Database Marketing and Consulting.................................                 59,684              62,095
                                                                           ---------------       -------------
      Total.......................................................               $527,027            $362,579
                                                                           ---------------       -------------
                                                                           ---------------       -------------

GOODWILL (INCLUDED IN TOTAL ASSETS):
International Outsourced Goodwill, Net............................                $10,508             $10,496
Corporate Activities Goodwill, Net................................                 19,635              21,581
                                                                           ---------------       -------------
   Total..........................................................                $30,143             $32,077
                                                                           ---------------       -------------
                                                                           ---------------       -------------


    The following geographic data include revenues based on the location the services are provided (in thousands):


                                                                                     NINE MONTHS ENDED
                                                                                       SEPTEMBER 30,
                                                                                 2000                1999
                                                                             -----------          ----------
REVENUES:
United States.....................................................             $412,852             $320,115
Canada............................................................               58,364               36,930
Europe............................................................               47,803               24,622
Australia.........................................................               43,144               10,692
Latin America  ...................................................               56,835               30,359
Rest of world.....................................................               22,509                  716
                                                                             -----------          ----------
     Total........................................................             $641,507             $423,434
                                                                             -----------          ----------
                                                                             -----------          ----------

NOTE (6)--SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION AND NONCASH INVESTING AND FINANCING ACTIVITIES (IN THOUSANDS):


                                                                                               NINE MONTHS ENDED
                                                                                                  SEPTEMBER 30,
                                                                                              2000          1999
                                                                                          -----------    ----------
   Cash paid for interest..........................................................           $ 1,260       $ 1,977
   Cash paid for income taxes......................................................           $10,138       $15,444

NON-CASH INVESTING AND FINANCING ACTIVITIES:
   Assets acquired through capital leases..........................................           $    --       $ 1,468
   Issuance of stock purchase warrants in connection with the formation of joint
      venture......................................................................           $ 5,100       $    --
   Accretion of redeemable preferred stock.........................................           $    --       $   487
   Stock issued in purchase of Pamet...............................................           $    --       $ 1,753


NOTE (7)--COMPREHENSIVE INCOME (IN THOUSANDS)

         In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). The purpose of SFAS 130 is to report a measure of all changes in equity that result from recognized transactions and other economic events of the period other than transactions with owners in their capacity as owners. The only item of other comprehensive income reported by the Company is the cumulative translation adjustment. The Company's comprehensive income for the nine months ended September 30, 2000 and 1999 was as follows (in thousands):


                                                                                  NINE MONTHS ENDED SEPTEMBER 30,
                                                                                       2000            1999
                                                                                  -------------     -------------
Net income for the period                                                               $65,264          $26,800
Change in cumulative translation adjustment                                            (16,885)              515
Unrealized gain on securities available for sale, net of tax effect                      14,856               --
                                                                                  -------------     -------------
Comprehensive income                                                                    $63,235          $27,315
                                                                                  -------------     -------------
                                                                                  -------------     -------------

NOTE (8)--FORD JOINT VENTURE

         During the first quarter of 2000, the Company and Ford Motor Company ("Ford") formed the Percepta LLC. In connection with this formation, the Company issued stock purchase warrants to Ford entitling Ford to purchase 750,000 shares of TeleTech common stock. These warrants were valued at $5.1 million using the Black Scholes Option model.

NOTE (9)--LEASE COMMITMENT

         In March, 2000 the Company and State Street Bank and Trust Company of Connecticut ("State Street") entered into a lease agreement (the "Agreement") whereby State Street acquired 12 acres of land in Arapahoe County, Colorado for approximately $5.2 million for the purpose of constructing a new corporate headquarters for the Company. In June, 2000 the Agreement was amended to provide for the construction of the building. The total estimated cost of the land and building provided for under the Agreement is $30 million. Rent expense will commence upon completion of the building, which is estimated to be in the first quarter of 2001. The rental expense will be based upon the total project costs times a floating rate factor based on a spread of 100 to 175 basis points over LIBOR.

NOTE (10)-INVESTMENT IN AVAILABLE-FOR-SALE SECURITIES

         In December 1999 and January 2000, the Company invested a total of $9.6 million in a privately held customer relationship management software company which resulted in an ownership of approximately 7%. In June, 2000, this company merged with E.piphany, Inc., a publicly traded customer relationship management company. As a result of the merger, TeleTech received 825,000 shares of E.piphany common stock. During the three and nine months ended September 30, 2000, the Company sold 290,000 and 442,200 shares, respectively, of E.piphany for total proceeds of $35.9 million and $50.6 million, respectively, which resulted in a realized gain of $32.1 million and $44.9 million, respectively. The remaining 382,800 shares of E.piphany are reflected in the accompanying September 30, 2000 balance sheet as an available for sale security recorded at their fair market value of $28.6. Accordingly, they are reflected at their market value with the corresponding unrealized gain reflected in other comprehensive income, net of tax.

NOTE (11)-ASSET DISPOSITIONS

         In July 2000, the Company sold a division of its Australian subsidiary, which provides services in the healthcare industry, for cash of approximately $5.4 million. This sale resulted in a gain recognized in the third quarter of 2000 of approximately $4.0 million. The operating results, assets and liabilities of this division are not material to the consolidated operating results assets and liabilities of the Company.

         In September 2000, the Company closed its Pamet River subsidiary, which provided marketing solutions by leveraging Internet and database technologies. The Company closed the subsidiary due to weak operating performance and incompatibility with the Company's key strategic initiatives. It was more cost effective to close the operation than to seek a buyer. The disposal resulted in a $3.4 million loss, which is included as an operating expense in the accompanying statement of income.

Item 7.  Financial Statements and Exhibits

             (c)   Exhibits

                   The following exhibits are filed as part of this Current Report on Form 8-K:


Exhibit Number    Exhibit
23.1              Consent of Arthur Andersen LLP

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       TeleTech Holdings, Inc.

                                       By: /s/ Margot O'Dell
                                          -----------------------
                                          Chief Financial Officer


Dated: January 29, 2001